Exhibit 10.119

INTERIM LOAN AGREEMENT

for an interim loan in the amount of

$2,938,000.00

MADE BY AND AMONG

TIMBERVIEW MHP LLC and STATESVILLE MHP LLC,
each a North Carolina limited liability company

as Borrower

136 Main Street
Pineville, NC 28134

and

KEYBANK NATIONAL ASSOCIATION,
a national banking association

as Lender

Keycorp Confidential	Interim Loan Agreement	Revision Date: October 2018

Interim Loan Agreement	page i

ARTICLE 12 OTHER COVENANTS		27

12.1	Conditions Precedent.	27
12.2	Alterations.	27
12.3	Renewal of Insurance and Insurance Reports.	27
12.4	Payment of Taxes.	28
12.5	Tax and Insurance Impound Account.	28
12.6	Improvement District.	30
12.7	Changes in Restrictive Covenants, Easements, Zoning.	30
12.8	Compliance with Recommendations of Environmental Report.	30
12.9	Personal Property; Park-Owned Homes.	30
12.10	Leasing.	30
12.11	Management Contracts.	31
12.12	Operating Permits and Licenses.	31
12.13	Furnishing Notices and Reports.	31
12.14	Financial Reporting.	31
12.15	Financial and Performance Related Covenants.	31
12.16	Re-Appraisal.	31
12.17	Books and Records.	32
12.18	Sign and Publicity.	32
12.19	Lost Note.	32
12.20	No Additional Debt.	32
12.21	Compliance With Laws.	32
12.22	Know Your Customer Requirements.	32
12.23	Cash Distributions.	32
12.24	Authorized Representatives; Administrative Authorized Representatives.	33
12.25	Operating Account.	33
12.26	[reserved]	33
12.27	Project Security Deposit Account.	33
12.28	Post-Closing Actions.	33
12.29	Borrower Estoppel Certificates.	33
12.30	[reserved]	33
12.31	Single Purpose Entity Covenants.	33

ARTICLE 13 [RESERVED]		35

ARTICLE 14 CASUALTIES AND CONDEMNATION		35

14.1	Lender’s Election to Apply Proceeds on Indebtedness.	35
14.2	Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.	36
14.3	Requests for Disbursement of Net Claims Proceeds.	37

ARTICLE 15 ASSIGNMENTS BY LENDER; PROHIBITION ON ASSIGNMENTS AND TRANSFERS BY BORROWER		37

15.1	Assignments and Participations by Lender.	37
15.2	Prohibition of Assignments and Transfers.	37
15.3	Prohibition of Transfers in Violation of ERISA.	37
15.4	Successors and Assigns.	37

Interim Loan Agreement	page ii

ARTICLE 16 INDEMNIFICATION		38

ARTICLE 17 EVENTS OF DEFAULT		37

ARTICLE 18 LENDER’S REMEDIES IN EVENT OF DEFAULT		40

18.1	Remedies Conferred Upon Lender.	40

ARTICLE 19 GENERAL PROVISIONS		40

19.1	Required Notices to Lender.	40
19.2	Captions and Cross References.	41
19.3	Modification; Waiver.	41
19.4	Governing Law.	41
19.5	Acquiescence Not to Constitute Waiver of Lender’s Requirements.	41
19.6	Time is of the Essence.	41
19.7	No Third Party Beneficiaries; Disclaimer by Lender.	41
19.8	Partial Invalidity; Severability.	42
19.9	Execution in Counterparts.	42
19.10	Electronic Signatures.	42
19.11	Entire Agreement.	42
19.12	Waiver of Damages.	42
19.13	Claims Against Lender.	43
19.14	Jurisdiction.	43
19.15	Set-Offs.	43
19.16	Anti-Terrorism Disclosure.	43
19.17	Electronic Transmission of Documents.	43
19.18	Joint and Several Liability.	44
19.19	Indemnification and Defense Obligations.	44
19.20	Credit Verification.	44

ARTICLE 20 NOTICES		44

ARTICLE 21 WAIVER OF JURY TRIAL		44

EXHIBITS TO LOAN AGREEMENT

Exhibit A	Legal Description of Land
Exhibit B	Title Requirements
Exhibit C	Survey Requirements and Form of Survey Certification
Exhibit D	Insurance Requirements
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Financial Reporting / Financial & Performance-Related Covenants
Exhibit H	Borrower’s Certificate of Compliance
Exhibit I	Form of Extension Request
Exhibit J	Post-Closing Addendum
Exhibit K	Tenant Estoppel Certificate
Exhibit L	Loan Administration Authorization
Exhibit M	Schedule of Principal Payments

Interim Loan Agreement	page iii

INTERIM LOAN AGREEMENT
(Project Commonly Known as “NC MHPC Portfolio”)

THIS INTERIM LOAN AGREEMENT (this “Agreement”) is made as of September 14, 2022, by and among TIMBERVIEW MHP LLC, a North Carolina limited liability company (“Timberview Borrower”) and STATESVILLE MHP LLC, a North Carolina limited liability company (“Statesville Borrower”; Timberview Borrower and Statesville Borrower and individually and collectively, as the context may require, are referred to herein as “Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, and its successors, participants, and assigns (“Lender”).

RECITALS

A. Timberview Borrower is acquiring the land located in the city of Trinity, county of Randolph, state of North Carolina, and legally described on Exhibit A-1 attached hereto (the “Timberview Land”), together with the improvements located thereon commonly known as “Timber View,” consisting of fifty-five (55) mobile home pads, and other improvements (collectively the “Timber View Improvements”).

B. Statesville Borrower is acquiring the land located in the city of Statesville, county of Iredell, state of North Carolina, and legally described on Exhibit A-2 attached hereto (the “Statesville Land”; the Timber View Land and the Statesville Land are collectively referred to herein as the “Land”), together with the improvements located thereon commonly known as “Statesville Estates,” consisting of forty-one (41) mobile home pads, and other improvements (collectively the “Statesville Improvements”; the Time View Improvements and the Statesville Improvements are collectively referred to herein as the “Improvements”).

C. Borrower has applied to Lender for an interim loan in the amount of up to Two Million Nine Hundred Thirty-Eight Thousand and 00/100ths Dollars ($2,938,000.00) (the “Loan”) to finance the acquisition of the Project, and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The Recitals are incorporated into this Agreement and are made a part hereof by this reference.

1.2 Incorporation of Exhibits.

All Exhibits attached hereto are incorporated into this Agreement and are made a part hereof by this reference.

Interim Loan Agreement	page 1

Article 2
DEFINITIONS

2.1 Defined Terms.

The following terms shall have the following meanings:

Adjusted Daily Simple SOFR: The sum of (a) Daily Simple SOFR and (b) the applicable SOFR Index Adjustment; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Benchmark Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Benchmark Floor.

Administrative Authorized Representatives: Each individual identified as an “Administrative Authorized Representative” in the Loan Administration Authorization.

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or other entity that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with, such person or entity, including any general or limited partnership in which such person or entity is a partner.

Agreement: This Interim Loan Agreement.

Applicable Rate: The interest rate applicable to the Loan in the absence of an Event of Default, as such term is further defined in Section 5.1.1.

Appraisal: An MAI certified appraisal of the Project performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Appraised Value: The Lender-approved appraisal of the fair market value of the Project, taking into account estimated valuations of third party appraisers and reasonable adjustments to such valuations based on Lender’s standard underwriting criteria.

Approved Lease: Any Lease approved by Lender in writing or otherwise permitted under the terms of the Loan Documents without Lender approval.

Assignment of Leases and Rents: Collectively, each Assignment of Leases and Rents made by a Borrower in favor of Lender assigning all Leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future Leases, rents, issues and profits therefrom.

Authorized Representatives: Jay Wardlaw III and Chelsea Gee, each referred to individually as an “Authorized Representative.”

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto, or any other present or future bankruptcy or insolvency statute.

Base Rate: For any day, a fluctuating rate per annum equal to the highest of:

(a)	the rate of interest in effect for such day as established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, plus 0%; or

(b)	the Federal Funds Effective Rate in effect on such day plus .50%.

Any change in the Base Rate due to a change in the prime rate or the Federal Funds Effective Rate, as applicable, shall be effective from and including the effective date of such change in the prime rate or the Federal Funds Effective Rate, respectively.

Interim Loan Agreement	page 2

Benchmark: Initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.1.5.

Benchmark Floor: Zero percent (0%; 0 basis points) per annum.

Benchmark Replacement: With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by Lender as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Benchmark Floor, such Benchmark Replacement will be deemed to be the Benchmark Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated bilateral credit facilities.

Benchmark Replacement Date: The earlier to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current available tenors of such Benchmark (or the published component used in the calculation thereof).

Interim Loan Agreement	page 3

Benchmark Transition Event: With respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative.

Benchmark Transition Start Date: With respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period: With respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.1.5 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.1.5.

Beneficial Ownership Certification: A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in such form as Lender may require.

Beneficial Ownership Regulation: means 31 C.F.R. § 1010.230.

Business Day: (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to SOFR, a SOFR Business Day.

Interim Loan Agreement	page 4

Change in Law: The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

Claims: As such term is defined in Section 14.1.1.

Claims Proceeds: As such term is defined in Section 14.1.4.

Closing Date or Closing of the Loan: The date of this Agreement.

Commitment Amount: The total of the outstanding principal amount of the Loan and any amounts that remain available for disbursement pursuant to the terms of this Agreement.

Conforming Changes: With respect to either the use or administration of Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the addition of a concept of “interest period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the applicability and length of lookback periods, the applicability of breakage compensation and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with,” possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, as a general partner, as a manager of a manager-managed limited liability company, as the member of a member-managed limited liability company, by contract, or otherwise.

Daily Simple SOFR: For any day (a “SOFR Rate Day”), an interest rate per annum (rounded upward to the next highest 1/16th of 1% if such rate is not a multiple) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Interim Loan Agreement	page 5

Debt Service Coverage Ratio: With respect to a particular period, the ratio of (a) the Net Operating Income of the Project to (b) the Total Annual Debt Service.

Debt Yield Ratio: The Net Operating Income for the Project divided by the Commitment Amount.

Default or default: Any event, circumstance, or condition that, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default.

Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, or, if lower, the highest rate permitted by applicable Laws.

Dollar: U.S. dollar.

Environmental Proceedings: Any lawsuit or proceeding, whether civil (including actions by private parties), criminal, or administrative, relating to the environmental condition of the Project or any wetlands located thereon, the presence of Hazardous Material thereon, or the release, disposal, or discharge of Hazardous Material therefrom.

Environmental Report: An environmental report acceptable to Lender and meeting the requirements of 40 C.F.R. Part 312 for “all appropriate inquiries” under the Comprehensive Environmental Response, Compensation, and Liability Act. The environmental report must be addressed to Lender, or subject to a separate letter agreement from the preparer permitting Lender to rely on such environmental report, prepared at Borrower’s expense by a qualified environmental consultant acceptable to Lender and dated not more than six (6) months prior to the Closing Date or otherwise accepted by Lender for purposes of this Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

Event of Default: As such term is defined in Article 17.

Exit Fee: $29,380.00, which shall be paid pursuant to Section 7.4.

Extended Maturity Date: As such term is defined in Section 4.3.1.

Extension Option: As such term is defined in Section 4.3.1.

Extension Term: The period of time commencing on the day after the Initial Maturity Date and ending on the Extended Maturity Date.

FATCA: Sections 1471 through 1474 of the Internal Revenue Code as in effect from time to time, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code as in effect from time to time.

Federal Funds Effective Rate: For any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day.

Interim Loan Agreement	page 6

FIRREA: The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority for maintenance, operation, and occupancy of the Project, including the Required Permits.

Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues: For any period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing, and occupancy of the Project during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Tenants in the Project, unless and until the same are applied to rent or other obligations in accordance with a Lease; (v) lease termination fees; (vi) lease modification fees; (vii) reimbursements from Tenants for tenant improvements and leasing commissions; (viii) any other items not likely to occur in future periods, as determined by Lender in its reasonable discretion; or (ix) revenues attributable to mobile homes located on the Project that are owned by Borrower or any Affiliate of Borrower (collectively, the “Park-Owned Homes”).

Guarantors: Manufactured Housing Properties, Inc., a Nevada corporation, and Raymond Gee, each referred to individually as a “Guarantor”.

Hazardous Material: Any waste, pollutants, contaminants, gasoline, crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel, petroleum or petroleum products, asbestos, tremolite, anthophylite or actinolite, polychlorinated biphenyls, explosives, radioactive materials, or other chemical, substance, or material that: (a) after release into the environment and upon exposure, ingestion, inhalation, or assimilation, either directly from the environment or indirectly by ingestion through food chains will, or may reasonably be anticipated to, cause death, disease, bodily injury, birth defects, behavior abnormalities, cancer, or genetic abnormalities, or (b) is now or at any time in the future becomes regulated under, or is defined, classified or designated as hazardous, toxic, radioactive or dangerous, or other similar term or category under, any Law applicable to the Project.

Impound Account: As such term is defined in Section 12.5.

Improvements: The improvements referred to in Recital B hereto.

Including or including: Including, without limitation.

Indemnified Party: Lender, its successors, participants, and assigns, and each party owning an interest in the Loan, and all of their respective officers, directors, employees, attorneys, and consultants.

Indemnity Agreement: An Environmental Indemnity Agreement of even date herewith from Borrower and Guarantors, jointly and severally indemnifying Lender with regard to all matters related to Hazardous Material and other environmental issues pertaining to the Project.

Interim Loan Agreement	page 7

Initial Maturity Date: September 13, 2025.

Insolvency Default: The occurrence of any one or more of the following: (i) Borrower or any Guarantor files a voluntary petition or commences a case against Borrower or any Guarantor under Insolvency Laws; (ii) an involuntary petition or proceeding under Insolvency Laws is filed or commenced against Borrower or any Guarantor and (a) the petition or proceeding is not dismissed or stayed within sixty (60) days after commencement (measured from the date of the first court filing), (b) Borrower or the affected Guarantor fails to challenge the petition or proceeding in a timely manner, or indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver, trustee, custodian, or assignee for all or a substantial part of its assets, or (c) a receiver, trustee, custodian, or assignee is appointed for, or takes charge of, all or a substantial part of the assets of Borrower or any Guarantor; (iii) Borrower or any Guarantor makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its property; or (iv) all or a substantial part of the assets of Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors.

Insolvency Laws: Any Law regarding reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation, including the Bankruptcy Code, and similar state Laws, now existing or hereafter enacted and as amended from time to time.

Interest Rate Agreement: An Interest Rate Protection Product purchased by Borrower.

Interest Rate Protection Product: An interest rate hedging product, such as a cap or swap.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Land: As such term is defined in Recital B.

Late Charge: As such term is defined in Section 4.6.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction, now existing or hereafter amended, enacted, or interpreted by a court of competent jurisdiction, and each, individually, a “Law.”

Lease: Any lease, sublease, residency agreement, or occupancy agreement affecting the Project or any part thereof, now existing or hereafter executed, and all amendments, modifications, or supplements thereto.

Legal Expenses: Attorneys’ fees, disbursements, expenses, and costs, court costs, expert witness fees, and any other fees, expenses, or costs incurred for legal advice or representation (whether or not suit is ever filed and whether or not other legal proceedings are ever instituted), and including fees, costs, and expenses incurred in connection with any of the following: litigation, bankruptcy, discretionary review, or administrative proceeding, and any appeals therefrom; judicial or non-judicial foreclosure; post-judgment enforcement actions, including supplementary proceedings; or mediation, arbitration, or other alternative dispute resolution.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Interim Loan Agreement	page 8

Limited Recourse Guaranty: A Limited Recourse Guaranty of even date herewith executed by each Guarantor in form and substance acceptable to Lender, and pursuant to which Guarantors jointly and severally guarantee payment of principal, interest, and other amounts due under the Loan Documents, subject to the recourse limitations provided therein.

Liquidity: The sum of cash, cash equivalents, and marketable securities (which must be listed on a notable exchange) held by the specified party(ies) and immediately available with unimpaired value, excluding margined assets, pledged cash, pledged cash equivalents, and pledged marketable securities, and excluding the cash value of life insurance policies, IRA, 401(k), annuity, and other retirement accounts, as well as assets held in trust for third parties.

Loan: As defined in Recital B.

Loan Administration Authorization: The Loan Administration Authorization of even date herewith delivered from Borrower to Lender, which authorization shall be in the form attached hereto as Exhibit L.

Loan Documents: The collective reference to this Agreement, the other documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or any Guarantor’s obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreement for the Loan, each as amended from time to time.

Loan Origination Fee: As such term is defined in Section 7.1.

Margin: Two and one-quarter percent (2.25%; 225 basis points) per annum.

Material Adverse Change or material adverse change: A change in the business prospects, operations, or financial condition of a person, entity, or property that could impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan, or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents, all as determined by Lender in its reasonable discretion.

Maturity Date: The Initial Maturity Date, or such earlier date on which the principal balance of the Loan may become due and payable upon acceleration by Lender following an Event of Default, or, if Borrower timely satisfies the conditions to extend the term of the Loan pursuant to Section 4.3.2, the Extended Maturity Date.

Maximum Loan Amount: As set forth in Section 4.1.1.

Monthly Flood Insurance Impound: As such term is defined in Section 12.5.1.

Monthly Insurance Impound: As such term is defined in Section 12.5.1.

Monthly Tax Impound: As such term is defined in Section 12.5.1.

Net Cash Flow: For any period, the amount of Gross Revenues from operations of the Project derived from arm’s length, market rate rents from Leases with unaffiliated third party Tenants, service fees, and charges (excluding capital gains income derived from the sale of assets and other items of income that Lender reasonably determines are unlikely to occur in any subsequent period) that exceeds: (i) actual costs and expenses, both fixed and variable, of owning, operating, managing, and maintaining the Project incurred by Borrower during the applicable period, provided that costs and expenses shall be determined on a cash basis, however, real estate taxes, insurance expenses, and other expenses not paid in periodic installments shall be adjusted from a cash basis to an accrual basis based on Lender’s reasonable estimate of such costs attributable to the applicable period; and (ii) actual debt service on the Loan. For the purpose of calculating actual costs and expenses, all costs and expenses shall be related to the Project and, unless otherwise agreed to by Lender, shall be arm’s length transactions with third party providers. If such costs and expenses are not a result of arm’s length transactions, as determined by Lender in its reasonable discretion, Lender may adjust the operating costs and expenses for the applicable period to reflect the costs and expenses associated with such item(s) in an arm’s length transaction.

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Net Claims Proceeds: As such term is defined in Section 14.1.4.

Net Operating Income: For any period, (i) the Gross Revenues from operations of the Project derived from arm’s length, market rate rents from Leases with unaffiliated third party Tenants, assuming a vacancy rate equal to the greater of 5% and actual, service fees, and charges (excluding capital gains income derived from the sale of assets and other items of income that Lender reasonably determines are unlikely to occur in any subsequent period) or Rent Roll Income, as applicable, less (ii) Operating Expenses for that period.

Net Worth: The gross fair market value of the applicable party’s Total Assets less its Total Liabilities (and may be identified on the applicable party’s financial statements as “Shareholder Equity,” “Retained Earnings,” or “Member Equity”).

Note: A Promissory Note, in the Maximum Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

OFAC: Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

OFAC Restricted Person: A person with whom Lender is restricted from doing business under regulations of OFAC (including, those persons named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other Law or governmental action.

OFAC Review Process: That certain review process established by Lender to determine if a person or entity is restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons List, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

Operating Account: A deposit account opened and maintained by Borrower with Lender, to be used for deposits of all Loan proceeds and all income of the Project not otherwise maintained or required to be deposited in a reserve account or other deposit account in accordance with the terms of this Agreement, and used for the payment of all expenses associated with the Project during the life of the Loan not otherwise required by the terms of this Agreement to be paid out of another reserve or deposit account maintained with Lender for the Loan.

Operating Expenses: For any period, the greater of: (i) the total actual costs and expenses, both fixed and variable, of owning, operating, managing, and maintaining the Project incurred by Borrower during the applicable period, or (ii) the total costs and expenses, both fixed and variable, of owning, operating, managing, and maintaining the Project during the applicable period as estimated in the most recent Appraisal received and approved by Lender for the Project; provided, however, in connection with the calculation under either subsections (i) or (ii) herein, (a) a management fee of 5% of the Gross Revenues for the Project during the applicable period shall be assumed if the actual management fee is less than such amount, (b) a unit replacement reserve equal to $50 per rentable unit shall be assumed, (c) costs and expenses shall be determined on a cash basis, however, real estate taxes, insurance expenses, and other expenses not paid in installments covering the period being tested shall be adjusted from a cash basis to an accrual basis based on Lender’s reasonable estimate of such costs attributable to the applicable period, and (d) such calculations shall exclude interest and principal due on the Loan, capital expenditures, and depreciation or amortization of capital expenditures and similar non-cash expense items, as determined by Lender in its reasonable discretion. For the purpose of the calculation of actual costs and expenses in subsection (i) above, all costs and expenses shall be related to the Project and, unless otherwise agreed to by Lender, shall be arm’s length transactions with third party providers and, in the event such costs and expenses are not a result of arm’s length transactions, as determined by Lender in its reasonable discretion, Lender may adjust the operating costs and expenses for the applicable period to reflect the costs and expenses associated with such item(s) in an arm’s length transaction. Notwithstanding the foregoing, Lender, in its sole discretion, may use actual costs and expenses even if less than the costs and expenses set forth in the Appraisal if Borrower has demonstrated that such actual costs and expenses are sustainable as determined by Lender it its sole discretion.

Interim Loan Agreement	page 10

Permitted Exceptions: Those matters listed on Schedule B to the Title Policy that have been approved by Lender in writing prior to Closing of the Loan, and, thereafter, such other title exceptions as Lender approves in writing.

Post-Closing Actions: The actions identified on the Post Closing Addendum, if any.

Post-Closing Addendum: The Post Closing Addendum attached hereto as Exhibit J, if any.

Pro Forma Projection: A pro forma statement of projected income and expenses of the Project.

Project: The collective reference to (i) the Land and the Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures, and equipment required or beneficial for the operation thereof.

Project Security Deposit Account: A deposit account opened and maintained by Borrower with Lender to hold all Tenant security deposits required by applicable Laws to be held in a separate account of Borrower, if any.

Property Inspection Report: A physical needs inspection and report for the Project, in form and content satisfactory to Lender, obtained by Lender at Borrower’s expense.

Property Management Agreement: Collectively, those certain management agreements for each portion of the Project between a Borrower and Property Manager, dated September 8, 2022.

Property Manager: Mobile Home Rentals LLC, a North Carolina limited liability company.

Recitals: The Recitals on page 1 of this Agreement.

Relevant Governmental Body: The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Required Leases: None.

Required Permits: Each building permit, environmental permit, certificate of occupancy, utility permit, land use permit, wetland permit, and any other permits, approvals, or licenses issuable by any Governmental Authority required in connection with the occupancy, use, or operation of the Project.

Security Instrument: Collectively, each Deed of Trust, Assignment of Leases and Rents, Assignment of Contracts, Security Agreement, and Fixture Filing of even date herewith executed by a Borrower in favor of Lender, securing this Agreement, the Note, and all obligations of Borrower in connection with the Loan, granting a first priority lien on Borrower’s interest in the Project, subject only to the Permitted Exceptions, and assigning to Lender all present and future leases, subleases, and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future rents, issues and profits therefrom.

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SNDA: A subordination, non-disturbance, and attornment agreement in form and substance acceptable to Lender.

SOFR: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Business Day: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Determination Day: Has the meaning specified in the definition of “Daily Simple SOFR”.

SOFR Index Adjustment: 0.1%.

SOFR Rate Day: Has the meaning specified in the definition of “Daily Simple SOFR”.

State: The state in which the Land is located.

Subordination of Management Agreement: A Consent and Subordination of Management Agreement in a form acceptable to Lender to be executed by any Property Manager subordinating Property Manager’s interests under its Property Management Agreement to Lender’s interests under the Loan Documents.

Tenant: Any tenant, resident, occupant, lessee, or licensee under a Lease.

Tenant Estoppel Certificate: A Tenant Estoppel Certificate substantially in the form attached hereto as Exhibit K, completed by a Tenant consistent with the relevant terms of its Lease.

Title Insurer: Stewart Title Guaranty Company, or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policy: An ALTA loan policy of title insurance with extended coverage issued by the Title Insurer, insuring the lien of the Security Instrument as a valid first, prior, and paramount lien upon the Project and all appurtenant easements, subject to no exceptions other than exceptions approved by Lender in writing, and otherwise satisfying the requirements of Exhibit B.

Total Annual Debt Service: The aggregate of debt service payments for a twelve (12) month period under a ‘mortgage style’ amortization of the stated principal amount of the Note, assuming for the purpose of this definition (i) a per annum interest rate equal to the greater of: (a) six percent (6%), (b) the then-current Applicable Rate, or (c) two and one-quarter percent (2.25%) above the yield on ten (10) year United States Treasury notes as of the close of business on the day preceding the date of calculation, as announced on Bloomberg.com or another reliable source selected by Lender, and (ii) monthly payments of principal and interest based on an amortization period of thirty (30) years.

Interim Loan Agreement	page 12

Total Assets: All assets of the specified party(ies), excluding (a) intangible assets (e.g., goodwill, patents, copyrights, trademarks, noncompete covenants, start-up costs, organizational expenses, and similar intangible items) and (b) all assets owned or held by a specified party in a trust, including, without limitation, any irrevocable trust in which a Guarantor is the trustor, trustee, and/or beneficiary, but including leaseholds and leasehold improvements.

Total Liabilities: All liabilities of the specified party(ies), whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, including estimated taxes on asset appreciation and any reserves or offsets against assets, as determined in accordance with past accounting practices consistently applied throughout the period involved.

Transfer: Any sale, transfer, lease (other than an Approved Lease), conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation, or other disposition of (a) all or any portion of the Project or other security for the Loan, (b) all or any portion of Borrower’s right, title, and interest (legal or equitable) in and to the Project or any other security for the Loan, (c) any interest in Borrower or any interest in any entity that directly or indirectly holds an interest in, or directly or indirectly Controls, Borrower, or (d) any interest in any entity Guarantor or any interest in any entity that directly or indirectly holds an interest in, or directly or indirectly Controls, such Guarantor.

Unadjusted Benchmark Replacement: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

USA PATRIOT Act: The USA PATRIOT Act (Title III of Pub. L. 107-56), signed into law October 26, 2001.

USA PATRIOT Act Customer Identification Program: That certain customer identification and review process established by Lender pursuant to the requirements of the USA PATRIOT Act to verify the identity of all permitted transferees of interests in Borrower and any assignees of any portion of the Loan.

2.2 Other Definitional Provisions.

2.2.1 All terms defined in this Agreement shall have the same meanings when used in the Note, Security Instrument, any other Loan Documents, or any certificate or other document made or delivered in connection with the Loan, unless otherwise specifically defined therein.

2.2.2 The words “hereof,” “herein,” and “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement. The word “or” has the inclusive meaning represented by the phrase “and/or.”

2.2.3 Definitions contained in this Agreement that identify documents, including this Agreement and the other Loan Documents, shall be deemed to include all amendments, modifications, and supplements thereto, and all replacements thereof.

Article 3
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to make the Loan, Borrower hereby represents and warrants to Lender as follows, which representations and warranties shall be true at the Closing of the Loan and at all times thereafter:

3.1.1 Borrower has good and marketable indefeasible fee simple title to the Project, subject only to the Permitted Exceptions.

3.1.2 Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Guarantor, that could, if adversely determined, cause a Material Adverse Change with respect to Borrower, any Guarantor, or the Project. There are no pending Environmental Proceedings, and Borrower has no knowledge of any threatened Environmental Proceedings, or any facts or circumstances that may give rise to any future Environmental Proceedings.

Interim Loan Agreement	page 13

3.1.3 Each Borrower is a duly organized and validly existing limited liability company under the Laws of the state of North Carolina, and has full power and authority to execute, deliver, and perform all of its obligations under all Loan Documents to which Borrower is a party, and such execution, delivery, and performance have been duly authorized by all requisite action on the part of Borrower.

3.1.4 Manufactured Housing Properties, Inc. is a duly organized and validly existing corporation under the Laws of the state of Nevada, and has full power and authority to execute, deliver, and perform all of its obligations under all Loan Documents to which such Guarantor is a party, and such execution, delivery, and performance have been duly authorized by all requisite action on the part of such Guarantor.

3.1.5 Property Manager is a duly organized and validly existing limited liability company under the Laws of the state of North Carolina, and has full power and authority to execute, deliver, and perform all of its obligations under all Loan Documents to which Property Manager is a party, and such execution, delivery, and performance have been duly authorized by all requisite action on the part of Property Manager.

3.1.6 No consent, approval, or authorization of, or declaration, registration, or filing with, any Governmental Authority or non-governmental person or entity, including any creditor, partner, or member of Borrower, any Property Manager, or any Guarantor, is required in connection with the execution, delivery, and performance of this Agreement or any of the other Loan Documents except for recordation of the Security Instrument and the filing of UCC-1 financing statements.

3.1.7 The execution, delivery, and performance of this Agreement, the execution and payment of the Note, and the granting of the Security Instrument and other security interests under the other Loan Documents, have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower, any Property Manager, or any Guarantor is a party or may be bound or affected, or a violation of any Laws or court order that may affect the Project, any part thereof, any interest therein, or the use thereof.

3.1.8 There is no Default or Event of Default under this Agreement or under any of the other Loan Documents.

3.1.9 All information provided in Borrower’s Beneficial Ownership Certification is true, complete, and correct as of the date thereof.

3.1.10 No condemnation of any portion of the Project, no condemnation or relocation of any roadways abutting the Project, and no proceeding to deny access to the Project from any point or planned point of access to the Project, has commenced or, to the best of Borrower’s knowledge, is contemplated by any Governmental Authority.

3.1.11 Except as disclosed to Lender in writing, to the best of Borrower’s knowledge, the Project is not situated within any metropolitan, local, special, or other improvement district, and Borrower has no knowledge of any proposal under which all or any portion of the Project is to be placed in any such improvement district. Borrower shall not consent or agree to the inclusion of the Project in an improvement district of any kind without the prior written consent of Lender.

3.1.12 The use of the Project and accessory uses do not violate (i) any Laws (including subdivision, zoning, building, environmental protection, and wetland protection Laws), or (ii) any permits, restrictions of record, Governmental Approvals, or agreements affecting the Project or any part thereof. The zoning authorizations, approvals, variances, and all other rights to operate or to use the Project are not, to any extent, dependent upon or related to any real estate other than the Land. All Governmental Approvals have been obtained and all Laws relating to operation of the Improvements and the Project have been complied with.

Interim Loan Agreement	page 14

3.1.13 The Project has adequate water, gas, and electrical supply, storm and sanitary sewerage facilities, data and communications services, other required public utilities, fire and police protection, and means of access between the Project and public highways, and the Project is benefited by insured easements as may be required for any of the foregoing.

3.1.14 No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan.

3.1.15 All financial statements and other information previously furnished by Borrower, any Guarantor, any Tenant, or any other person or entity to Lender in connection with the Loan are true, complete, and correct and fairly present the financial condition of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower, any Guarantor or any Tenant under a Required Lease has occurred since the respective dates of such statements and information. Neither Borrower nor any Guarantor or any Tenant under a Required Lease has any material liability, contingent or otherwise, not disclosed in its financial statements.

3.1.16 Except as disclosed by Borrower to Lender in writing, (i) the Project is in a clean, safe, and healthful condition, and, except for materials lawfully used in the ordinary course of maintenance and operation of the Project, to the best of Borrower’s knowledge, the Project is free of all Hazardous Material and is in compliance with all applicable Laws; (ii) neither Borrower nor, to the best knowledge of Borrower, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located, or disposed of on, under, at, or in a manner that affects, the Project, or any part thereof, and the Project has never been used (whether by Borrower or, to the best knowledge of Borrower, by any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) neither the Project nor Borrower is subject to any existing, pending, or, to the best of Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority, and the Project is not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment, or accumulation of Hazardous Materials of any sort on, under or affecting the Project.

3.1.17 The Project is taxed separately under the tax parcel numbers identified on Exhibit A, without regard to any other property, and for all purposes the Project may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.

3.1.18 Except as may be disclosed in any survey or flood hazard certificate provided to Lender prior to Closing of the Loan, no part of the Improvements is located in or on an “area having special flood hazards” (“SFHA”), as that term is defined in the Flood Disaster Protection Act of 1973, as amended by the 1994 National Flood Insurance Reform Act, and as otherwise amended. If the Improvements (or any portion thereof) will be constructed in an SFHA, the building floor elevations of the Improvements shall be constructed at the height prescribed (if any) by the applicable Governmental Authority above the designated flood plain elevation for the SFHA, as determined by the Federal Emergency Management Agency. For purposes of this representation and warranty, the defined term Improvements shall include only walled and roofed buildings.

3.1.19 Except for Approved Leases, as of Closing, Borrower and its agents have not entered into any Leases or other arrangements for occupancy of space within the Project. True, correct, and complete copies of all Leases, as amended, have been delivered to Lender, together with, where applicable, a copy of Borrower’s master forms of lease for residential Tenants. All Leases are in full force and effect. Borrower is not in default under any Lease. Borrower has disclosed to Lender in writing any material default by a Tenant under any Lease that has occurred and is continuing.

3.1.20 Except as may be depicted by the surveys for the Project provided by Borrower to Lender prior to the Closing Date, no building or other improvement encroaches upon any property line, building line, setback line, side yard line, or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project.

3.1.21 The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

Interim Loan Agreement	page 15

3.1.22 Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

3.1.23 Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

3.1.24 Borrower uses no trade name other than its actual name set forth on the signature page of this Agreement. Borrower’s principal place of business and location of its chief executive office is as stated in Article 20.

3.1.25 All statements set forth in the Recitals are true and correct.

3.1.26 Neither Borrower, or any person owning a significant interest in Borrower, nor any Guarantor, or any person owning a significant interest in any Guarantor, is (or will be) an OFAC Restricted Person. Borrower, and each person owning a significant interest in Borrower, and any Guarantor, and each person owning a significant interest in any Guarantor, is not engaging and shall not engage in dealings or transactions or otherwise be associated with an OFAC Restricted Person.

3.1.27 The Property Management Agreement is in full force and effect, and there is no existing default by Borrower or Property Manager thereunder.

3.2 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in this Agreement are true as of the date hereof, will be true on the Closing Date and, except for matters that have been disclosed by Borrower and approved by Lender in writing, at all times thereafter. It shall be a condition precedent to the Closing of the Loan, and the disbursement of Loan proceeds, that each representation and warranty is true and correct as of Closing and the date of the disbursement.

Article 4
LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend.

Subject to the terms, provisions, and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, the Loan, subject to all of the terms, provisions, and conditions contained in this Agreement.

4.1.1 The Maximum Loan Amount shall not exceed Two Million Nine Hundred Thirty-Eight Thousand and 00/100ths Dollars ($2,938,000.00).

4.1.2 Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Closing of the Loan, and provided no Material Adverse Change has occurred with respect to Borrower, any Guarantor, any non-residential Tenant, or the Project, and no Default or Event of Default has occurred and is continuing hereunder, to make the Loan to finance Borrower’s acquisition of the Project and to pay certain closing costs and fees associated therewith, with any remaining proceeds of the Loan to be disbursed to Borrower for use consistent with the terms of this Agreement.

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4.1.3 No acquiescence by Lender of any condition precedent to the Closing of the Loan or precedent to any disbursement of Loan proceeds shall constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with any such conditions.

4.1.4 Borrower authorizes Lender to disburse Loan proceeds by crediting the Operating Account; provided, however, that Lender shall not be obligated to use such method. Lender is further authorized, but not obligated, to pay any principal or interest due upon the Note when and as same shall become due by debiting funds on deposit in the Operating Account.

4.2 Loan Documents.

Borrower agrees that it will, on or before the Closing Date, execute and deliver, or cause to be executed and delivered, to Lender the following documents in form and substance acceptable to Lender:

4.2.1 This Agreement.

4.2.2 The Note.

4.2.3 The Security Instrument.

4.2.4 The Assignment of Leases and Rents.

4.2.5 The Limited Recourse Guaranty.

4.2.6 The Indemnity Agreement.

4.2.7 The Subordination of Management Agreement.

4.2.8 The Agreements with Respect to Home and Homesite Rents.

4.2.9 A Beneficial Ownership Certification from Borrower.

4.2.10 Such UCC financing statements as Lender determines are necessary or advisable to record or file to perfect or notify third parties of the security interests created by the Loan Documents.

4.2.11 Such resolutions, consents, and certifications as requested by Lender or Lender’s counsel to authorize execution and performance under the Loan Documents by Borrower, each Guarantor, any Property Manager, any Tenants under Required Leases, and their constituent entities, in accordance with their respective governing documents.

4.2.12 Such other documents, instruments, and certificates as Lender or its counsel may reasonably require, including such documents as Lender in its reasonable discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the other Loan Documents, or to comply with all applicable Laws.

4.3 Term of the Loan.

4.3.1 All outstanding principal, accrued unpaid interest, and other sums due under the Loan Documents are due and payable in full on the Maturity Date. All references herein to the Maturity Date shall mean the Initial Maturity Date, provided that Borrower shall have the right to extend the Maturity Date for an additional twelve (12) month term (the “Extension Option”), thereby extending the Maturity Date to September 13, 2026 (the “Extended Maturity Date”). Borrower shall make payments of principal during the Extension Term in accordance with Section 4.5.2.

Interim Loan Agreement	page 17

4.3.2 Borrower may only exercise the Extension Option if all of the following conditions are satisfied to Lender’s satisfaction:

4.3.2.1 Borrower shall have delivered to Lender written notice of its election to exercise the Extension Option, in the form attached hereto as Exhibit I, no earlier than ninety (90) days and no later than thirty (30) days prior to the Initial Maturity Date.

4.3.2.2 No Default or Event of Default exists under the Loan Documents.

4.3.2.3 Lender shall have received Borrower’s and each Guarantor’s current financial statements, certified as correct by Borrower and each Guarantor, evidencing no Material Adverse Change in Borrower’s or any Guarantor’s financial condition, as determined by Lender in its reasonable discretion.

4.3.2.4 Lender shall have received an extension fee in the amount of Seven Thousand Three Hundred Forty-Five and 00/100 Dollars ($7,345.00).

4.3.2.5 The Debt Service Coverage Ratio is not less than 1.25:1.00. For purposes of calculating the Debt Service Coverage Ratio under this Section, Net Operating Income shall be calculated based on Gross Revenues from base rent for a trailing three (3) month period, annualized, plus all other Gross Revenues for a trailing twelve (12) monte period, with Operating Expenses calculated on a trailing twelve (12) month period.

4.3.2.6 Lender has obtained and approved an updated Appraisal establishing that the Maximum Loan Amount does not exceed 65% of the Appraised Value of the Project (based upon the Project’s as-is value).

4.4 Prepayments.

4.4.1 Borrower’s Right to Prepay. Subject to payment of the Exit Fee, Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days’ prior written notice to Lender. No prepayment of all or part of the Loan shall be permitted unless Borrower also pays (a) all interest accrued on the Loan through the date of prepayment, (b) [reserved], and (c) all Legal Expenses and any other costs and expenses incurred by Lender in connection with the prepayment. Lender shall not be obligated to re-advance to Borrower any sums prepaid by Borrower, whether prepaid voluntarily or involuntarily pursuant to the terms of any Loan Document.

4.4.2 Prepayments from Guarantors. Payments received from any Guarantor shall be applied to amounts owing under the Note and the other Loan Documents in such order as Lender may elect in its reasonable discretion (provided no uncured Event of Default exists). Any amounts received by Lender prior to an Event of Default from a Guarantor shall not reduce such Guarantor’s personal liability under its Limited Recourse Guaranty absent Lender’s prior written consent. Lender may reject and return any payment tendered by such Guarantor prior to an Event of Default without Lender’s prior written consent.

4.5 Required Principal and Interest Payments.

4.5.1 Monthly Payments of Interest. Commencing on October 10, 2022, and on the tenth (10th) day of every calendar month thereafter during the term of the Loan, Borrower shall pay to Lender all interest accrued and unpaid through the end of the previous month.

4.5.2 Monthly Payments of Principal. If Borrower elects to exercise the Extension Option, Borrower shall make monthly payments of principal to Lender commencing on October 10, 2025, and on the tenth (10th) day of every calendar month thereafter during the term of the Loan in the amount set forth in the schedule attached hereto as Exhibit M, together with each of its regular monthly payments of interest.

4.5.3 Payment at Maturity. On the Maturity Date, the unpaid principal balance of the Loan, all unpaid accrued interest and all other sums then due and owing pursuant to the Note or the other Loan Documents shall be due and payable in full.

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4.6 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents that remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (a “Late Charge”) equal to four percent (4%) of the amount past due, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents. Notwithstanding the previous sentence, no Late Charge shall apply to a payment due solely as the result of maturity or acceleration.

Article 5
INTEREST RATE AND INTEREST RATE AGREEMENTS

5.1 Interest Rate.

5.1.1 Applicable Rate. Unless the Default Rate is applicable under the terms of the Loan Documents, and except as otherwise provided in Section 5.1.3, 5.1.4, or 5.1.5, the outstanding principal balance of the Loan will bear interest at Adjusted Daily Simple SOFR plus the Margin (the “Applicable Rate”).

5.1.2 Rates. The Applicable Rate may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Lender will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR or Adjusted Daily Simple SOFR. In connection with the use or administration of Daily Simple SOFR or Adjusted Daily Simple SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR or Adjusted Daily Simple SOFR.

5.1.3 Illegality. If Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain, or fund loans whose interest is determined by reference to Daily Simple SOFR or SOFR, or to determine or charge interest rates based upon Daily Simple SOFR or SOFR, then, (i) Lender shall notify Borrower that Lender is no longer able to maintain the Applicable Rate based on Daily Simple SOFR, and (ii) the Applicable Rate shall automatically be converted to the Base Rate upon notice thereof to Borrower. The Base Rate will then be the Applicable Rate until Lender notifies Borrower that the circumstances described herein no longer exist, in which case the Applicable Rate will be converted back to Adjusted Daily Simple SOFR plus the Margin from the date of Lender’s notice that such circumstances no longer exist.

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5.1.4 Temporary Inability to Determine Rate. If Lender determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Daily Simple SOFR” cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, Lender will promptly so notify Borrower. Upon notice thereof by Lender to Borrower, the Base Rate shall be the Applicable Rate until Lender revokes such notice.

5.1.5 Permanent Inability to Determine Rate; Benchmark Replacement.

5.1.5.1 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement, in which case the “Applicable Rate” will be the Benchmark Replacement plus the Margin, and such amendment will become effective as of the effective date stated in the amendment. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 5.1.5 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this Section 5.1.5.1, the Base Rate will be the Applicable Rate.

5.1.5.2 Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

5.1.5.3 Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section 5.1.5, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.1.5.

5.1.5.4 Benchmark Unavailability Period. During any Benchmark Unavailability Period, the Base Rate will be the Applicable Rate until a Benchmark Replacement has replaced the then-current Benchmark pursuant to this Section 5.1.5, in which case the Applicable Rate will be the Benchmark Replacement plus the Margin. Lender shall have no duty to notify Borrower in advance that the Applicable Rate is converting to the Base Rate, except as expressly required pursuant to this Section 5.1.5.

5.1.6 Information as to Rates. The applicable Base Rate, Adjusted Daily Simple SOFR, and Benchmark Replacement shall be determined by Lender, and such determination shall be conclusive absent manifest error.

5.1.7 Default Rate. The Loan shall bear interest at the Default Rate following the occurrence and during the continuation of any Event of Default.

5.1.8 Calculation of Interest. Interest at the Applicable Rate or Default Rate shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

5.1.9 Accrual of Interest. Interest shall accrue from the time of disbursement. For any Loan proceeds that are disbursed into escrow to be released to Borrower on the Closing Date, interest on such funds shall be calculated from the date Lender deposits such funds into escrow, regardless of whether and when Borrower satisfies all conditions for release of such funds from escrow. Lender shall have no obligation to require the escrow agent to deposit escrowed funds in an interest-bearing account

5.2 Increased Costs.

5.2.1 Increased Costs Generally. If any Change in Law shall:

5.2.1.1 impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) as in effect from time to time), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

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5.2.1.2 subject Lender to any taxes (other than (a) taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Documents, (b) any withholding taxes imposed under FATCA, and (c) taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes of branch profits taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

5.2.1.3 impose on Lender any other condition, cost or expense (other than taxes) affecting this Agreement or the Loan;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining the Loan or of maintaining its obligation to make the Loan, or to increase the cost to Lender, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered; provided, however, in lieu of paying such amounts, Borrower may repay the Loan in full within one hundred eighty (180) days after Lender’s request and in connection with such payment, Borrower shall not be required to pay the Exit Fee.

5.2.2 Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Lender, or the Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

5.2.3 Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection 5.2.1 or 5.2.2 of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof, unless Borrower has notified Lender of its election to repay the loan as provided in Section 5.2.1.

5.2.4 Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

5.3 Interest Rate Agreements.

5.3.1 [reserved]

5.3.2 [reserved]

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5.3.3 Borrower shall afford Lender a right of first opportunity to provide all Interest Rate Protection Products, but shall not be required to purchase any Interest Rate Protection Product from Lender.

5.3.4 If Borrower elects to institute an interest rate hedging program through the purchase of an Interest Rate Protection Product from Lender or any other party providing such an Interest Rate Protection Product, Borrower shall enter into such party’s customary form of Interest Rate Agreement relating to such Interest Rate Protection Product. Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Lender shall constitute indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements of Loan proceeds, exceed the face amount of the Note.

5.3.5 Borrower hereby collaterally assigns to Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan. If Borrower obtains an Interest Rate Protection Product from a party other than Lender, Borrower shall deliver to Lender such third party’s consent to such collateral assignment. Borrower shall not pledge an interest in Borrower, the Project, or any other collateral for the Loan, to secure any Interest Rate Protection Product purchased from a third party.

Article 6
[RESERVED]

Article 7
LOAN FEES AND EXPENSES

7.1 Origination Fee.

Borrower shall pay to Lender, on or before the Closing Date, a “Loan Origination Fee” in the amount of $22,035.00. The Loan Origination Fee has been fully earned by Lender and is due and payable to Lender whether or not the Loan actually closes, unless the Loan fails to close solely as a result of any action or inaction of Lender. Borrower shall pay the Loan Origination Fee at the closing of the Loan, if not previously paid.

7.2 Loan Expenses.

7.2.1 Borrower shall pay all expenses of the Loan and amounts incurred by Lender in connection with the Loan, including all costs, expenses, and fees (a) owing to Lender pursuant to the Loan Documents or any separate fee agreement; (b) incurred in connection with document preparation, including the preparation of this Agreement, the other Loan Documents, and any intercreditor agreements, and the preparation of closing binders; (c) incurred in connection with disbursement, syndication, amendment, or administration of the Loan; (d) to cover draw costs incurred by Lender; (e) incurred for recording, filing, or registration; (f) incurred to pay intangibles tax, mortgage tax, or other documentary taxes; (g) incurred to pay property insurance premiums; (h) incurred to pay title insurance premiums on the Title Policy and for requested endorsements, and other charges of the Title Insurer; (i) incurred for printing and photocopying; (j) incurred to obtain certified copies of instruments; (k) incurred to pay premiums on surety company bonds; (l) incurred to pay surveyors, appraisers, insurance consultants, environmental consultants, and other consultants retained by Lender with respect to the Loan or the Project; (m) incurred to cure any default by Borrower under the Loan Documents; (n) relating to enforcement of the terms of this Agreement and the other Loan Documents, the exercise of any remedy of Lender under this Agreement, any of the other Loan Documents, at law or in equity, or realization on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan, including Legal Expenses incurred in connection with any of the foregoing.

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7.2.2 Without limiting the generality of the foregoing, Borrower agrees to pay all costs and expenses incurred by Lender in periodically verifying Borrower’s performance of its obligations under the Loan Documents and the security and priority of the Security Instrument, including expenses incurred by Lender for title searches, title updates, and endorsements, tax and judgment lien searches, litigation searches, appraisals, and UCC searches.

7.2.3 Any and all advances or payments made by Lender shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents, and shall bear interest at the Applicable Rate or Default Rate, as applicable.

7.3 Broker Fees.

Borrower shall pay all brokerage, finder, or similar fees or commissions payable in connection with the Loan and Borrower’s financing arrangement with Lender.

7.4 Exit Fee.

7.4.1 Upon full repayment of the Loan (whether on the Maturity Date, acceleration of the Loan prior to the Maturity Date, or any other date), Borrower shall pay to Lender the Exit Fee, unless (a) the Loan is repaid with a permanent loan from Lender or an Affiliate of Lender, (b) in the case of a multi-family property, the Loan is repaid with a permanent loan arranged by Lender or an Affiliate of Lender through another investor or lender, including Fannie Mae, Freddie Mac, HUD, Ginnie Mae, or a life company, (c) the Loan is repaid as a result of the sale of the Project to an unrelated third party, or (d) Borrower elects to repay the Loan in full pursuant to Section 5.2.1. The Exit Fee will be fully earned upon repayment of the Loan unless one of the events described in (a), (b), (c) or (d) of this Section is applicable. The Exit Fee shall be in addition to any correspondent’s fee, broker’s fee, financing fee, or similar fee charged in connection with the engagement of Lender or its Affiliate for the purpose of refinancing the Project.

7.4.2 The Exit Fee shall be due upon foreclosure of the Security Instrument or any other application by Lender of any collateral or other security to the repayment of all or any portion of the unpaid principal balance of the Loan prior to the Maturity Date.

7.4.3 Notwithstanding any provision of this Agreement to the contrary, the Exit Fee shall not be payable with respect to any prepayment occurring as a result of the application of any insurance proceeds or condemnation award in accordance with this Agreement; provided, however, such application of proceeds shall not extend or postpone the due dates of monthly payments due Lender hereunder.

7.5 Time of Payment of Fees and Expenses.

Borrower shall pay all fees and expenses due Lender as of the Closing Date (unless sooner required herein). At the time of the Closing of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.

7.6 Right of Lender to Make Advances to Cure Borrower’s Defaults.

If Borrower fails to perform any of Borrower’s obligations under this Agreement or any of the other Loan Documents, Lender may, but shall not be required to, cure any such default, and any amounts expended by Lender in so doing shall constitute additional indebtedness evidenced by the Note and secured by the Security Instrument and the other Loan Documents, and shall bear interest at the Default Rate.

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Article 8
CONDITIONS PRECEDENT TO CLOSING

Borrower agrees that Lender’s obligation to close the Loan and to make disbursements of Loan proceeds are conditioned on Borrower’s delivery, performance, and satisfaction of all of the following conditions precedent in form and substance satisfactory to Lender in the reasonable exercise of its discretion and at Borrower’s expense:

8.1.1 Loan Documentation: All Loan Documents shall have been fully executed, and, where applicable, notarized; all original non-recordable Loan Documents and copies of all recordable Loan Documents shall have been delivered to Lender or, at Lender’s election, to Lender’s counsel; all original recordable Loan Documents shall have been delivered to the Title Insurer; and the Title Insurer shall be satisfied with respect to the authority of each person signing the recordable Loan Documents.

8.1.2 Form of Lease: Borrower shall have provided to Lender a copy of Borrower’s standard lease forms for residential and non-residential Tenants in form and substance acceptable to Lender.

8.1.3 Required Leases: [reserved]

8.1.4 Tenant Estoppels: [reserved]

8.1.5 SNDA: [reserved]

8.1.6 Title Pro Forma and Instructions: Title Insurer shall have irretrievably committed in writing to issue Lender the Title Policy in the amount of the Commitment Amount and in form and substance requested by Lender, including only the exceptions approved by Lender in writing, and including all endorsements available in the State requested by Lender, and Title Insurer shall have executed title instructions satisfactory to Lender.

8.1.7 Title Commitment and Other Documents: Borrower shall have provided to Lender a commitment for an extended coverage loan policy of title insurance from the Title Insurer, showing only such exceptions as have been approved by Lender in writing, together with legible copies of all title exception documents cited in the title commitment and all other legal documents affecting the Project or the use thereof. In addition, Borrower shall have provided Title Insurer with such affidavits, indemnities, lien waivers, and other documentation as may be required for the Title Insurer to issue the Title Policy in the form required by Exhibit B.

8.1.8 Survey: Borrower shall have provided to Lender an ALTA/NSPS Land Title Survey of the Project. The survey shall be dated no earlier than ninety (90) days prior to the Closing Date, shall be made in accordance with the parameters set forth on Exhibit C, including a certification of the surveyor in the form requested by Exhibit C, and shall be in a form sufficient to allow the Title Insurer to issue the Title Policy in accordance with the requirements of Exhibit B.

8.1.9 Insurance Policies: Borrower shall have provided to Lender (a) certificates of insurance evidencing that insurance policies are in effect with respect to the Project and Borrower in accordance with the insurance requirements set forth on Exhibit D, with endorsements satisfactory to Lender, and (b) evidence that all premiums for such policies have been fully prepaid.

8.1.10 Attorney Opinions: Borrower shall have furnished to Lender an opinion from counsel for Borrower and each Guarantor covering due authorization, execution, delivery, and enforceability of the Loan Documents and such other legal opinions as Lender may require.

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8.1.11 Appraisal; Loan-to-Value: Lender shall have obtained and approved an Appraisal establishing that the Maximum Loan Amount does not exceed (i) seventy percent (70%) of the Appraised Value of the Project based upon the Project’s as-is value (which does not include the value of any Park-Owned Homes) or (ii) sixty-five percent (65%) of the Appraised Value of the Project based upon the Project’s stabilized value (which does not include the value of any Park-Owned Homes).

8.1.12 Searches: Lender shall have obtained current bankruptcy, federal tax lien and judgment searches, and searches of all Uniform Commercial Code financing statements filed in such jurisdictions as requested by Lender, demonstrating the absence of adverse claims or filings against Borrower, each Guarantor, any Property Manager that is an Affiliate of Borrower or Guarantor, and any of their constituent entities, as requested by Lender, which searches shall be dated not more than sixty (60) days prior to the Closing Date.

8.1.13 Financial Statements: Borrower shall have provided Lender current annual financial statements of Borrower, each Guarantor, and such other persons or entities connected with the Loan as Lender may reasonably request, each in form and substance and certified by an individual acceptable to Lender. Borrower and each Guarantor shall provide such additional financial information as Lender reasonably requires.

8.1.14 Operating Budget. Borrower shall have provided Lender with the operating budget for the Project for Borrower’s current fiscal year.

8.1.15 Pro Forma Projection: Borrower shall have provided Lender a Pro Forma Projection covering the succeeding three (3) year period.

8.1.16 Management Agreements: Borrower shall have provided Lender executed copies of any leasing, and management agreements entered into by Borrower in connection with the operation of the Project, acceptable to Lender in form and substance, including any Property Management Agreement, and all such agreements shall have been assigned to Lender as security for the Loan and subordinated to the Security Instrument in a manner satisfactory to Lender pursuant to the Subordination of Management Agreement. In addition, the Subordination of Management Agreement shall provide, among other terms, that the management fee payable to the Property Manager in connection with the Project shall not exceed six percent (6.0%) of the Gross Revenues of the Project.

8.1.17 Flood Hazard: Lender shall have received (a) evidence that the Project is not located in a FEMA-designated special flood hazard area, or (b) if the Project is located in a special flood hazard area, evidence of flood hazard insurance coverage for the Project from the National Flood Insurance Program in accordance with applicable Laws and the insurance requirements set forth on Exhibit D and a fully executed notice of special flood hazards and availability of federal disaster relief in the form provided to Borrower by Lender.

8.1.18 Zoning & Parking: Borrower shall have provided to Lender or caused to be provided to Lender a zoning endorsement, zoning report, or other evidence satisfactory to Lender, evidencing or insuring compliance of the Project with zoning and similar Laws, and confirming to Lender’s satisfaction that there is sufficient parking available for the intended use of the Improvements, including copies of any parking study and all agreements for off-site parking, if any.

8.1.19 Environmental Report: The Environmental Report, which report shall, at a minimum: (a) demonstrate the absence of any existing Hazardous Material contamination or violations of environmental Laws at the Project, except as acceptable to Lender in its sole and absolute discretion; (b) include the results of all sampling and monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Project, including the results of leak detection tests for each underground storage tank located at the Project, if any; (c) describe response actions appropriate to remedy any existing Hazardous Material contamination, and report the estimated cost of any such response; and (d) confirm that any prior removal of Hazardous Material or underground storage tanks from the Project was completed in accordance with applicable Laws.

8.1.20 Wetlands Report: If required by Lender and if a wetland is located on the Land, a wetland delineation report prepared by an engineer or other professional reasonably acceptable to Lender in a form acceptable to Lender, together with copies of any required permits from the U.S. Army Corps of Engineers or other Governmental Agencies having jurisdiction over the Project.

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8.1.21 Organizational Documents:

8.1.21.1 Borrower shall have provided evidence to Lender of its authority, formation, organization, and good standing in the state of its incorporation or formation and the State.

8.1.21.2 If applicable, Borrower shall have provided evidence to Lender of the authority, formation, organization, and good standing qualification in the state of incorporation or formation and the State, of all entities executing any Loan Documents, whether in their own name or on behalf of another entity.

8.1.21.3 Borrower and each entity Guarantor, and to the extent required by Lender, all other entities executing any of the Loan Documents, whether in their own name or on behalf of another entity, shall have provided resolutions in form and content satisfactory to Lender executed by the requisite parties under each entity’s governing documents, authorizing execution, delivery, and performance of the Loan Documents to which they are a party, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents.

8.1.22 No Default: There shall be no uncured Default or Event of Default under this Agreement or any of the other Loan Documents.

8.1.23 Easements, Permits, Licenses, and Contracts. Borrower shall have furnished to Lender (i) copies of all easements reasonably required for the maintenance or operation of the Project, if any, and such easements shall be insured by the Title Policy, and (ii) copies of all permits, licenses, and contracts for the operation of the Project.

8.1.24 Property Inspection Report. Lender shall have obtained a Property Inspection Report for the Project, and either the findings of that report shall be satisfactory to Lender or Borrower shall have completed to the satisfaction of Lender such repair or maintenance work at the Project to Lender’s satisfaction as Lender may deem necessary based on the results of such report.

8.1.25 Seismic Probable Maximum Loss Report. If the Land is located within a seismic zone 3 or 4, and if required by Lender, Lender shall have obtained a probable maximum loss report, and the findings of that report shall be satisfactory to Lender.

8.1.26 Operating Account: Borrower shall have opened the Operating Account.

8.1.27 Debt Yield Ratio: Lender shall have received satisfactory evidence that (i) the Debt Yield for the Project based on Lender’s underwriting of the as stabilized net operating income for the Project, is greater than or equal to 10%; and (ii) the as is Debt Yield Ratio for the Project is greater than or equal to 6.5%.

8.1.28 Rent Roll: Borrower shall have provided Lender a copy of a current rent roll for the Project acceptable to Lender.

8.1.29 Purchase and Sale Agreement. Borrower shall have provided Lender a copy of the purchase and sale agreement for Borrower’s acquisition of the Project acceptable to Lender.

8.1.30 Additional Documents: Borrower shall have provided Lender such other materials, documents, and information regarding the Project, Borrower, and any Guarantor, Property Manager, or Tenant, as Lender reasonably requests.

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Article 9
[RESERVED]

Article 10
[RESERVED]

Article 11
DISBURSEMENTS

11.1 Closing Disbursements.

When the Loan closes Lender will disburse Loan proceeds (a) to finance Borrower’s acquisition of the Project, (b) for the Loan fees due to Lender under this Agreement, (c) for Lender’s expenses for which Borrower is liable under this Agreement or any other Loan Document, and (d) for such other purposes as Lender may approve in writing.

Article 12
OTHER COVENANTS

Borrower further covenants and agrees as follows:

12.1 Conditions Precedent.

All conditions precedent to the Closing of the Loan must be satisfied on or prior to the date hereof. If Borrower has not satisfied all conditions precedent to, and otherwise qualified for, the Closing of the Loan on or prior to such date, Lender may terminate Lender’s obligation to fund the Loan by written notice to Borrower, and Borrower shall pay the Loan Origination Fee to Lender within ten (10) days after Lender’s delivery of such written notice of termination.

12.2 Alterations.

Borrower shall not make any material alterations to the Project without Lender’s prior written consent.

12.3 Renewal of Insurance and Insurance Reports.

12.3.1 Borrower shall cause insurance policies to be maintained in compliance with Exhibit D at all times. Borrower shall timely pay all premiums for all insurance policies required hereunder, and as and when additional insurance is required, from time to time and as and when any policies of insurance may expire, furnish, or cause to be furnished, to Lender, premiums prepaid, certificates evidencing additional and renewal insurance policies with companies, coverage and in amounts reasonably satisfactory to Lender. Prior to the expiration dates of each policy required of Borrower hereunder, Borrower will deliver to Lender a renewal policy or policies marked “premium paid” or accompanied by other evidence of payment and renewal satisfactory to Lender. Notwithstanding the foregoing, payment of insurance premiums is subject to Section 12.5.

12.3.2 Each insurance policy required under this Agreement shall be issued by an insurance company authorized, on either an admitted basis or an excess and surplus lines basis, to do business in the state where the Project is located, approved by Lender, and must have and maintain a current financial strength rating of “A- VIII” (or higher) from A.M. Best or equivalent (or, if a rating by A.M. Best is no longer available, then a similar rating from a similar or successor service).

12.3.3 Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any loss of or damage to Borrower, other persons, the Project, Borrower’s property or the property of other persons from any cause required to be insured against by the provisions of this Agreement or otherwise insured against by Borrower.

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12.3.4 Upon Lender’s request, Borrower shall furnish to Lender reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy.

12.4 Payment of Taxes.

12.4.1 Borrower shall pay all real estate taxes and assessments and charges of every kind upon the Project before they become delinquent.

12.4.2 Subject to Section 12.5, Borrower shall furnish to Lender evidence that real property taxes and assessments have been paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or interest.

12.4.3 Notwithstanding the foregoing, Borrower shall have the right to pay taxes, assessments, and other charges under protest or to otherwise contest any tax, assessment, or charge, subject to satisfaction of all of the following conditions: (a) such contest has the effect of preventing the collection of the taxes, assessments, or charges so contested and also of preventing the sale or forfeiture of the Project or any part thereof or any interest therein, (b) Borrower has notified Lender of Borrower’s intent to contest the taxes, assessments, or charges, and (c) Borrower has deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor. If Borrower fails to commence such contest or, having commenced the contest, and having deposited with Lender the required security, thereafter fails to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, Borrower fails to pay such tax, assessment, or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment, or charge, and any interest or penalty thereon. Any amounts so expended by Lender shall constitute disbursements of the Loan proceeds hereunder, even if the total amount of disbursements would exceed the face amount of the Note.

12.5 Tax and Insurance Impound Account.

Upon Lender’s written demand following the earlier of (i) the occurrence of any Event of Default, (ii) the occurrence of a delinquency in the payment of real estate taxes, assessments, or insurance premiums (including flood insurance premiums, if applicable) with respect to the Project, or (iii) Borrower’s failure to maintain any insurance policy required by this Agreement (each an “Impound Event”), and for as long thereafter as Lender may require, Borrower shall establish and maintain at all times during the life of the Loan, an impound account (the “Impound Account”) with Lender for payment of real estate taxes and assessments and insurance premiums (including flood insurance premiums, if applicable) on the Project and as additional security for the Loan.

12.5.1 Borrower shall deposit in the Impound Account an amount determined by Lender to be sufficient (when added to the monthly deposits described herein) to pay the next due installment of real estate taxes and assessments on the Project at least one (1) month prior to the due date or the delinquency date thereof (as Lender shall determine) and the next due annual insurance premiums (including flood insurance premiums) with respect to the Project at least one (1) month prior to the due date thereof. Commencing on the tenth (10th) day of the calendar month following the Impound Event, and continuing on the tenth (10th) day of each calendar month thereafter up to and including the Maturity Date, Borrower shall pay to Lender, concurrently with the required monthly payment due under the Note, deposits in an amount equal to one-twelfth (1/12) of the amount of the annual taxes that will next become due and payable on the Project (the “Monthly Tax Impound”), plus one-twelfth (1/12) of the amount of the annual insurance premiums that will next become due and payable on insurance policies Borrower is required to maintain hereunder (the “Monthly Insurance Impound”), plus one-twelfth (1/12 of the amount of the annual flood insurance premium that will next become due and payable on flood insurance policies that Borrower is required to maintain hereunder (the “Monthly Flood Insurance Impound”), each as estimated and determined by Lender. The Monthly Tax Impound, Monthly Insurance Impound, Monthly Flood Insurance Impound, and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

Interim Loan Agreement	page 28

12.5.2 If Lender at any time determines that the Monthly Tax Impound, Monthly Insurance Impound, or Monthly Flood Insurance Impound is insufficient, Lender may, in its discretion, adjust the required monthly payments of such amounts, and Borrower shall be obligated to pay the increased amounts for the Monthly Tax Impound, Monthly Insurance Impound, or Monthly Flood Insurance Impound, commencing with the next monthly payment date under the Note. So long as no Default or Event of Default has occurred and is continuing, all sums in the Impound Account shall be used to pay taxes and insurance premiums (including flood insurance premiums) before the same become delinquent.

12.5.3 Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date or the delinquency date for payment thereof (as Lender shall determine), of all bills, invoices, and statements for all taxes and insurance premiums to be paid from the Impound Account, and so long as no Event of Default has occurred and is continuing, Lender shall pay the Governmental Authority or other party entitled thereto directly, to the extent funds are available for such purpose in the Impound Account. In making any payment from the Impound Account, Lender shall be entitled to rely on any bill, statement, or estimate procured from the appropriate public office or insurance company or agent without any inquiry into the accuracy of such bill, statement, or estimate and without any inquiry into the accuracy, validity, enforceability, or contestability of any tax, assessment, valuation, sale, forfeiture, tax lien or title or claim thereof.

12.5.4 Lender shall pay no interest on funds contained in the Impound Account to Borrower, and any interest or other earnings on funds deposited in the Impound Account shall be solely for the account of Lender.

12.5.5 If the total funds in the Impound Account at any time exceed the amount of payments actually applied by Lender for the purposes of the Impound Account, such excess may be credited by Lender on subsequent payments to be made hereunder or, at the option of Lender, refunded to Borrower. In allocating such excess, Lender may deal with the person shown on the records of Lender to be the owner of the Project. If, however, the Impound Account does not contain sufficient funds to pay the sums required when the same become due and payable, Borrower shall, within ten (10) days after receipt of written notice thereof, deposit with Lender the full amount of any such deficiency. Failure to make such deficiency deposit when due shall constitute an immediate Event of Default. The Impound Account shall not constitute a trust fund and may be commingled with other monies held by Lender.

12.5.6 Liens and Contest Thereof.

12.5.6.1 Borrower shall not suffer or permit any construction or mechanics’ lien claims to be filed or otherwise asserted against the Project, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof; provided, however, Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim if Borrower posts a statutory lien bond that removes such lien from title to the Project within forty-five (45) days after the earlier of (a) Borrower’s knowledge that the lien exists or (b) written notice by Lender to Borrower of the existence of the lien.

12.5.6.2 Failure to remove the lien from title to the Project within such forty-five (45) day period shall constitute an immediate Event of Default.  In addition, following such failure, Lender may, but shall not be required to, procure the release and discharge of any such lien, including by settlement or compromise of the same, or furnish security or indemnity to the Title Insurer. Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall constitute a disbursement of Loan proceeds (even if the total amount of disbursements would exceed the face amount of the Note and shall accrue interest at the Default Rate). In settling, compromising, or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

12.5.6.3 Lender is not required to make any disbursements of Loan proceeds until all lien claims have been removed, and Lender may, at its option, restrict disbursements to reserve sufficient sums to pay 150% of the lien.

12.5.6.4 Borrower shall pay the cost of any title update or endorsement required by Lender at any time to maintain the Title Policy free and clear of liens.

Interim Loan Agreement	page 29

12.6 Improvement District.

Borrower shall immediately notify Lender of any notice Borrower receives from any municipality or other third party of any intent or proposal to include all or any part of the Project in a municipal utilities district or similar municipal or public improvement district. If Borrower and Lender agree upon support, opposition, or other actions to be taken with respect to the formation of such district, Borrower shall carry out such agreed actions, keeping Lender continuously advised and obtaining Lender’s prior written approval of any votes or submissions whenever possible. If (i) the formation of any such district has not been previously approved by Lender in writing, and (ii) Borrower supports the formation of such district but Lender opposes the formation of such district, then either (a) Borrower shall take such actions as may be required by Lender in order for Lender to acquiesce in or permit support for the formation of such district, including reduction of the Loan balance if Lender is reasonably concerned about reduction in value or marketability of the Project, and upon completing such actions, Lender shall withdraw its opposition to formation of such district, or (b) Lender shall have the right to file a written objection to the inclusion of all or any part of the Project in such a district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.

12.7 Changes in Restrictive Covenants, Easements, Zoning.

Borrower shall not, without the prior written consent of Lender, (a) initiate, join in or consent to any private restrictive covenant or other public or private restrictions as to the use of the Project or any zoning reclassification of the Project (or any part thereof); or (b) seek any variance under (or deviation from) any existing zoning Laws or ordinances applicable to the Project (or any part thereof); or (c) voluntarily grant any easement, right of way, privilege, license, franchise or other property right affecting the Project.

12.8 Compliance with Recommendations of Environmental Report.

None.

12.9 Personal Property; Park-Owned Homes.

All of Borrower’s personal property, fixtures, attachments, and equipment delivered upon, attached to, or used in connection with the operation of the Project shall always be located at the Project and shall be kept free and clear of all liens, encumbrances, and security interests except Permitted Exceptions. Borrower shall not agree to an allocation of rents for any Park-Owned Homes that allocates rent to the pad site in excess of fair market value, as determined by Lender in its sole discretion.

12.10 Leasing.

12.10.1 Leasing Restrictions. Without Lender’s prior written consent, Borrower and Borrower’s agents shall not (i) enter into any additional Leases other than residential Leases on a master form of Lease approved by lender, (ii) modify, amend, or terminate any non-residential Lease, (iii) modify Borrower’s master lease form for either residential or non-residential Leases, (iv) accept any rental payment in advance of its due date, or (v) permit any Tenant of a non-residential Lease to assign its interest in such Lease or sublet the leased premises. Borrower shall provide Lender with a copy of all non-residential Leases not less than ten (10) days prior to execution of such Leases and a revised version of Borrower’s master lease form for residential Leases prior to such revised form being used in connection with any new Leases for the Project. Borrower shall provide Lender with a copy of the fully executed original of all non-residential Leases promptly following their execution. Borrower will not enter into any residential Leases for a term of more than one year, and all such residential Leases shall be on a form approved by Lender without material modification. At Lender’s request, Borrower shall cause non-residential Tenants to execute Tenant Estoppel Certificates and SNDAs reasonably satisfactory to Lender. Lender reserves the right to subordinate the Security Instrument to any Lease. Borrower shall not request or consent to the subordination of any Lease to any lien subordinate to the Security Instrument.

12.10.2 Defaults Under Leases. Borrower will not breach any term of the Leases or suffer or permit any Lease to terminate for failure of Borrower to meet any requirement of any Lease. Borrower shall notify Lender promptly in writing if a non-residential Tenant breaches any material term of its Lease.

Interim Loan Agreement	page 30

12.11 Management Contracts.

Borrower shall not enter into, modify, amend, terminate, or cancel the Property Management Agreement, if any, or any other management contract for the Project, or any agreement with agents or brokers, without Lender’s prior written consent.

12.12 Operating Permits and Licenses.

Borrower shall maintain, or cause to be maintained, all Required Permits, Governmental Approvals, and all other permits, licenses, approvals, and contracts required for the ownership and operation of the Project for its intended purpose.

12.13 Furnishing Notices and Reports.

Borrower shall provide Lender with copies of all material notices pertaining to the Project received by Borrower from any Tenant, Governmental Authority, or insurance company within seven (7) days after such notice is received. Further, upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results, and other information received by Borrower, any Property Manager, or any Guarantor that in any way relate to the Project.

12.14 Financial Reporting.

Borrower shall provide to Lender, or cause to be provided to Lender, within the time periods specified for each item, the financial information of Borrower and Guarantors described on Exhibit G, including certificates of compliance of Borrower and Guarantors in the form of Exhibit H hereto and Exhibit A to the Limited Recourse Guaranty, when due. Each financial statement shall be certified as true, complete, and correct by its preparer and by Borrower and each Guarantor to whom it relates. In addition, Borrower and Guarantors shall provide such additional financial information as Lender may reasonably require, including such information as Lender may require to establish compliance with all applicable financial covenants set forth on Exhibit G, including, without limitation, liquidity statements and documentation supporting such verification.

12.15 Financial and Performance Related Covenants.

Borrower, the Project, and Guarantors, as applicable, shall be in compliance with the financial and performance-related covenants set forth on Exhibit G, as calculated based on information and documentation actually provided to Lender by Borrower and Guarantors. Although Lender will formally measure compliance with each covenant at the intervals stated on Exhibit G, Borrower, the Project, and Guarantors must remain in compliance with such covenants at all times they are applicable, and Lender reserves the right to declare a default under any such covenant at any time based on information otherwise available to Lender.

12.16 Re-Appraisal.

12.16.1 Re-Appraisal. Lender shall have the right to obtain a new or updated Appraisal of the Project from time to time. Borrower shall cooperate with Lender in this regard. If the Appraisal is obtained to comply with this Agreement, any applicable Laws or regulatory requirement, or bank policy promulgated to comply therewith, or if a Default or Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

12.16.2 Determination of Appraised Value. In re-appraising the Project, Lender shall have the right to engage third party appraisers and to take into account the estimated valuations that they provide, but Lender shall also be entitled to make reasonable adjustments to such valuations based on Lender’s standard underwriting criteria before confirming the Appraised Value.

Interim Loan Agreement	page 31

12.17 Books and Records.

Borrower shall provide Lender and any of Lender’s agents or representatives access during regular business hours to examine Borrower’s books and records regarding ownership, development, and operation of the Project.

12.18 Sign and Publicity.

Borrower hereby grants Lender permission to publicize financing of the Project.

12.19 Lost Note.

If Lender provides Borrower an affidavit stating that the Note has been mutilated, destroyed, lost, or stolen, Borrower shall deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

12.20 No Additional Debt.

Except for the Loan, Borrower shall neither incur nor guarantee any indebtedness (whether for personal or commercial purposes, whether recourse or nonrecourse, and whether secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

12.21 Compliance With Laws.

Borrower shall comply with all applicable Laws and all requirements of any Governmental Authority having jurisdiction over Borrower or the Project.

12.22 Know Your Customer Requirements.

Borrower, each Guarantor, and each person owning a significant interest in any of them shall not engage in dealings or transactions or otherwise be associated with an OFAC Restricted Person. Borrower shall provide Lender with any additional information that Lender determines necessary from time to time to ensure compliance with Lender’s USA PATRIOT Act Customer Identification Program, due diligence pursuits, and the OFAC Review Process, the Beneficial Ownership Regulation, or any other applicable Laws requiring Lender to collect customer identification materials, including home addresses, telephone numbers, birthdates, social security and other tax identification numbers, and similar information. Borrower shall notify Lender promptly of any change in the information provided in Borrower’s most recent Beneficial Ownership Certification delivered to Lender in connection with the Loan.

12.23 Cash Distributions.

Borrower shall not make or permit to be made any distributions or dividends to or for the benefit of Borrower’s partners, members, equity holders, owners, or shareholders, except for distributions or dividends that are reasonably required to cover anticipated pass-through tax liabilities associated with the ownership interests of such partners, members, equity holders, owners, and shareholders, as determined by Lender in its reasonable discretion. Further, Borrower shall not make or permit to be made any distribution or dividend to or for the benefit of partners, members, equity holders, owners, or shareholders of any of the entities comprising Borrower or any Affiliate thereof that are Guarantors, except for distributions or dividends that are reasonably required to cover anticipated pass-through tax liabilities associated with the ownership interests of such partners, members, equity holders, owners, and shareholders, as determined by Lender in its reasonable discretion. Notwithstanding the above, Borrower may distribute Net Cash Flow, so long as (i) there have been no Defaults or Events of Default under the Loan, and (ii) the requested distribution or dividend will not, as determined by Lender in its reasonable discretion, result in a violation of the financial covenants set forth in the Loan Documents.

Interim Loan Agreement	page 32

12.24 Authorized Representatives; Administrative Authorized Representatives.

12.24.1 Authorized Representatives. Each Authorized Representative shall have the power, in his or her discretion, individually and without the consent of any other Authorized Representative or any other individual, to give and receive all notices, monies, approvals, and other documents and instruments for, and to take action on behalf of, Borrower, including, without limitation, the execution of any Exhibits attached hereto requiring Borrower’s signature. All actions by an Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representatives until actual receipt by Lender of a duly authorized resolution substituting any Authorized Representative.

12.24.2 Administrative Authorized Representatives. Each Administrative Authorized Representative shall have the power, in his or her discretion, individually and without the consent of any other Administrative Authorized Representative, Authorized Representative, or any other individual to provide verbal confirmation of any of the “Administrative Actions” specified in the Loan Administration Authorization. All verbal confirmations provided by an Administrative Authorized Representative pursuant to the Loan Administration Authorization shall be final and binding on Borrower.

12.25 Operating Account.

Borrower shall maintain the Operating Account with Lender during the life of the Loan, and shall deposit all income associated with the Project into such account.

12.26 [reserved]

12.27 Project Security Deposit Account.

If applicable Laws require Tenant security deposits to be held in a trust account or separate account of Borrower for holding security deposits, Borrower shall maintain a Project Security Deposit Account with Lender for the deposit of all Tenant security deposits during the life of the Loan, in full compliance with applicable Laws.

12.28 Post-Closing Actions.

Borrower shall comply with all of the Post-Closing Actions set forth on the Post-Closing Addendum attached hereto as Exhibit J, if any, by the deadline for completion stated therein.

12.29 Borrower Estoppel Certificates.

Within ten (10) days after any request by Lender or a proposed assignee or purchaser of the Loan or any interest therein, Borrower shall certify in writing to Lender, or to such proposed assignee or purchaser, the then unpaid balance of the Loan and whether Borrower claims any right of defense or set-off to the payment or performance of any of Borrower’s obligations under the Loan Documents. If Borrower claims any such right of defense or set-off, Borrower shall also give a detailed written description of the right or defense it claims.

12.30 [reserved]

12.31 Single Purpose Entity Covenants.

Borrower agrees not to do any of the following:

12.31.1 Engage in any business or activity other than the acquisition, ownership, operation, and maintenance of the Project, and activities incidental thereto;

12.31.2 Acquire or own any material asset other than the Project and Lender’s other collateral for the Loan;

Interim Loan Agreement	page 33

12.31.3 Merge into or consolidate with any person or entity; dissolve; terminate; liquidate in whole or in part; transfer, or otherwise dispose of, all or substantially all of its assets; or change its legal structure, without in each case obtaining Lender’s prior written consent;

12.31.4 Fail to preserve its existence as an entity duly organized, validly existing, and in good standing (if applicable) under the Laws of the jurisdiction of its organization or formation;

12.31.5 Amend, modify, terminate, or fail to comply with the provisions of Borrower’s organizational documents, without the prior written consent of Lender;

12.31.6 Own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity without Lender’s prior written consent;

12.31.7 Commingle its assets with the assets of any of its partners, members, principals, shareholders, equity holders, owners, or Affiliates, or of any other person or entity, or transfer any assets to any such person or entity, other than distributions on account of equity interests in Borrower permitted hereunder and properly account for;

12.31.8 Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Project in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due, and provided in any event the outstanding principal balance of such debt shall not exceed at any one time five percent (5%) of the outstanding principal balance of the Loan;

12.31.9 Allow any person or entity to pay its debts and liabilities (except a Guarantor) or fail to pay its debts and liabilities solely from its own assets;

12.31.10 Fail to maintain its records, books of account, and bank accounts separate and apart from those of its partners, members, principals, shareholders, owners, equity holders, and Affiliates, the Affiliates of its partners, members, principals, shareholders, owners, and equity holders, and any other person or entity;

12.31.11 Fail to prepare and maintain its own financial statements in accordance with accrual accounting and susceptible to audit, or if such financial statements are consolidated, fail to cause such financial statements to contain footnotes disclosing that the Project is actually owned by Borrower;

12.31.12 Enter into any contract or agreement with any partner, member, principal, shareholder, owner, equity holder, or Affiliate of Borrower or Guarantor, or any partner, member, principal, shareholder, owner, equity holder, or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any partner, member, principal, shareholder, owner, equity holder, or Affiliate of Borrower or Guarantor, or any partner, member, principal, shareholder, owner, equity holder, or Affiliate thereof;

12.31.13 Seek dissolution or winding up, in whole or in part;

12.31.14 Fail to correct any known misunderstandings regarding the separate identity of Borrower;

12.31.15 Hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower (except for any Guarantor);

12.31.16 Make any loans or advances to any third party, including any partner, member, principal, shareholder, owner, equity holder, or Affiliate of Borrower, or any partner, member, principal, shareholder, owner, equity holder, or Affiliate thereof;

Interim Loan Agreement	page 34

12.31.17 Fail to file its own tax returns or to use its own name for all of its contracts, purchase orders, stationery, invoices, and checks;

12.31.18 Fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any partner, member, principal, shareholder, owner, equity holder, or Affiliate of Borrower, or any partner, member, principal, shareholder, owner, equity holder, or Affiliate thereof);

12.31.19 Fail to allocate fairly and reasonably among Borrower and any third party (including any Guarantor) any overhead for common employees, shared office space, or other overhead and administrative expenses;

12.31.20 Allow any person or entity to pay the salaries of Borrower’s employees, or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations;

12.31.21 Fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

12.31.22 File a voluntary petition or otherwise initiate proceedings to have Borrower or any general partner, manager, or managing member of Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or any general partner, manager, or managing member of Borrower, or file a petition seeking or consenting to reorganization or relief of Borrower or any general partner, manager, or managing member of Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or any general partner, manager, or managing member of Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of Borrower or any general partner, manager, or managing member of Borrower or of all or any substantial part of the properties and assets of Borrower or any general partner, manager, or managing member of Borrower; or make any general assignment for the benefit of creditors of Borrower or any general partner, manager, or managing member of Borrower, or admit in writing the inability of Borrower or any general partner, manager, or managing member of Borrower to pay its debts generally as they become due; or declare or effect a moratorium on Borrower or any general partner, manager, or managing member of Borrower debt; or take any action in furtherance of any of the foregoing;

12.31.23 Share any common logo with, or hold itself out as, or be considered as a department or division of, (i) any partner, member, principal, shareholder, owner, equity holder, or Affiliate of Borrower, (ii) any Affiliate of a partner, member, principal, shareholder, owner, equity holder, or Affiliate of Borrower, or (iii) any other person or entity, or allow any person or entity to identify Borrower as a department or division of that person or entity; or

12.31.24 Conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other person or entity.

Article 13
[RESERVED]

Article 14
CASUALTIES AND CONDEMNATION

14.1 Lender’s Election to Apply Proceeds on Indebtedness.

14.1.1 Borrower hereby absolutely and irrevocably assigns to Lender, and authorizes the payor to pay to Lender, the following claims, causes of action, awards, payments, and rights to payment, together with all interest that may accrue thereon (collectively, the “Claims”): (i) all awards of damages and all other compensation payable directly or indirectly because of a condemnation, proposed condemnation, or taking for public or private use that affects all or part of the Project or any interest in it; (ii) all awards, claims, and causes of action arising out of any warranty affecting all or any part of the Project, or for damage or injury to or decrease in value of all or part of the Project, or any interest in it; and (iii) all proceeds of any insurance policies payable because of damage or loss sustained to all or part of the Project.

Interim Loan Agreement	page 35

14.1.2 Borrower shall immediately notify Lender in writing if: (i) any damage occurs or any injury or loss is sustained to all or part of the Project in excess of the lesser of $50,000.00 or one percent (1%) of the as-is Appraised Value of the Project based on Lender’s most recent Appraisal, whether or not covered by insurance or warranty, or any action or proceeding relating to any such damage, injury, or loss is commenced; or (ii) any offer is made, or any action or proceeding is commenced, that relates to any actual or proposed condemnation or taking of all or part of the Project.

14.1.3 Borrower shall pursue recovery of all Claims and defend its rights under any proceeding for condemnation of the Project or any part thereof and prosecute the same with due diligence to its final disposition. Lender may, at Lender’s option and in Lender’s sole discretion, as attorney-in-fact for Borrower, make proof of loss and adjust and compromise any Claims, appear in or prosecute any action or proceeding to enforce the Claims, or participate in any action or proceeding relating to condemnation or taking of all or part of the Project, and may join Borrower in adjusting any loss covered by insurance. Borrower shall deliver or cause to be delivered to Lender such instruments as may be requested by Lender from time to time to permit Lender to take any such actions.

14.1.4 All proceeds of the Claims that Borrower may receive or be entitled to receive (the “Claims Proceeds”) shall be paid to Lender. Lender shall apply any Claims Proceeds received by it first to the payment of the reasonable costs and expenses incurred in the collection of the Claims Proceeds. Subject to the provisions of Section 14.1.5, Lender shall then apply the remaining balance of Claims Proceeds (the “Net Claims Proceeds”), in its discretion and without regard to the adequacy of its security to: (i) any of Borrower’s payment obligations, notwithstanding the fact that obligations may not be due according to the terms of the Loan Documents; (ii) reimburse Borrower for the costs of reconstructing the Improvements or otherwise repairing or restoring the Project; or (iii) Borrower.

14.1.5 Following any casualty to the Improvements or any condemnation of any part of the Project, Lender agrees to make available the Net Claims Proceeds to restore the Improvements if (i) no Default or Event of Default exists, (ii) all Claims Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Net Claims Proceeds available for restoration of the Improvements (together with undisbursed proceeds of the Loan, if any) is sufficient to pay the full and complete costs of such restoration, (iv) no Leases in effect at the time of such casualty or condemnation are or will be terminated, (v)  the cost of restoration does not exceed ten percent (10%) of the Maximum Loan Amount, (vi) in Lender’s reasonable determination, after completion of restoration, the Project will comply with all underwriting requirements applicable to Lender’s original loan approval, including, without limitation, the underwritten loan to value based on the underwritten debt service coverage ratio for the Project, (vii) in Lender’s reasonable determination, the Project can be restored to an architecturally viable project in compliance with applicable Laws and will be economically viable based on then-current market conditions, (viii) each Guarantor reaffirms its Limited Recourse Guaranty in writing, (ix) the Project will continue at all times to comply with the Debt Yield Ratio required by the financial and performance-related covenants set forth on Exhibit G, and (x) in Lender’s reasonable determination, such restoration is likely to be completed in a commercially reasonable time period not to exceed one hundred eighty (180) days prior to the Maturity Date.

14.2 Borrower’s Obligation to Rebuild and Use of Proceeds Therefor.

14.2.1 If the Net Claims Proceeds are used for restoration of the Improvements, Borrower shall:

14.2.1.1 Proceed with diligence to make settlement with insurers or the appropriate Governmental Authorities and cause the Claims Proceeds to be deposited with Lender;

14.2.1.2 In the event of any delay in making settlement with insurers or the appropriate Governmental Authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction; and

14.2.1.3 Promptly proceed with restoring the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause, and restore the Improvements to their former condition, and complete such repair within a commercially reasonable time period for similar Projects not to exceed one hundred eighty (180) days from the date of damage.

Interim Loan Agreement	page 36

14.3 Requests for Disbursement of Net Claims Proceeds.

Any request by Borrower for a disbursement by Lender of Net Claims Proceeds and funds deposited by Borrower shall be treated by Lender as if such request were for an advance under a construction loan by Lender and shall be made in accordance with Lender’s standard construction loan disbursement procedures and requirements, and shall be conditioned upon Borrower’s compliance with, and satisfaction of, the same conditions precedent as would be applicable to an advance under a construction loan from Lender.

Article 15
ASSIGNMENTS BY LENDER; PROHIBITION ON ASSIGNMENTS AND TRANSFERS BY BORROWER

15.1 Assignments and Participations by Lender.

Borrower acknowledges that Lender may at any time, without the consent of Borrower or any Guarantor, (a) assign or sell the Note and the other Loan Documents to one or more investors, (b) grant participations in the Loan to one or more investors, (c) deposit the Security Instrument, the Note, and other Loan Documents with a trust, which trust may sell certificates or other securities to investors evidencing a beneficial interest in the trust assets, (d) require that the Note be tranched into two or more replacement notes, which notes may contain different fixed interest rates (provided, however, that the blended average interest rate on all the replacement notes shall not exceed the interest rate payable on the Note), or (e) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (a) through (e) are hereinafter referred to as “Secondary Market Transactions”), accompanied by an assignment and/or delegation of any or all related rights or obligations of Lender under the Loan Documents. Borrower and Guarantors shall cooperate in good faith with Lender, at no expense to Borrower, provided that, following any such Secondary Market Transaction, Borrower shall only be obligated to deal with, and obtain the consent of, a single person or single entity acting on behalf of Lender’s successor in any Secondary Market Transaction as to all matters concerning the Loan Documents. Borrower shall provide such information and documents relating to Borrower, any Guarantor, the Project, or other matters relating to the Loan as Lender may reasonably request in connection with a Secondary Market Transaction, provided that such documents are readily available to Borrower at no additional cost and do not create any additional obligations of Borrower in connection with the Loan. Lender shall have the right to provide to prospective investors any information in its possession, including, without limitation, financial statements relating to Borrower, any Guarantor, and the Project. Borrower acknowledges that certain information regarding the Loan, the parties thereto, and the Project may be included in a private placement memorandum, prospectus or other disclosure documents.

15.2 Prohibition of Assignments and Transfers.

15.2.1 Prohibited Assignments and Transfers. Borrower shall not assign or attempt to assign its rights or obligations under this Agreement or any of the other Loan Documents, and any purported assignment shall be void. Without Lender’s prior written consent, which Lender may withhold in Lender’s sole discretion, neither Borrower nor any entity Guarantor shall suffer or permit (a) any change in the management or control (whether direct or indirect) of the Project or of Borrower, (b) a material amendment or modification of its organizational documents, (c) the admission of any new member, partner, or shareholder, (d) any dissolution or termination of its existence, or (e) any Transfer.

15.3 Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 15.2, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.

15.4 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 15, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

Interim Loan Agreement	page 37

Article 16
INDEMNIFICATION

Borrower shall indemnify, defend, and hold harmless each Indemnified Party against and from all claims, injuries, damages, losses, liabilities, costs and expenses (including Legal Expenses) of any kind with respect to (i) [reserved]; (ii) the operation or maintenance of the Project; (iii) the untruth of any representation or warranty made by Borrower under any of the Loan Documents; (iv) any Default or Event of Default; (v) any claim by a broker, finder, or similar person; (vi) any prohibited action under Section 15.3; (vii) obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s reasonable judgment; or (viii) any other matter arising in connection with the Loan, Borrower, any Guarantor, any Property Manager, any Tenant, or the Project. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct. The foregoing indemnification, defense, and hold harmless obligations are full recourse to Borrower and shall survive and continue to benefit each Indemnified Party following repayment of the Loan, release of the Security Instrument, and any foreclosure or any other enforcement of the Security Instrument or transfer in lieu of foreclosure.

Article 17
EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

17.1.1 Failure of Borrower to make any payment when due under the Note, this Agreement, or any of the other Loan Documents within five (5) days after such payment is due, except for obligations due on the Maturity Date, for which there shall be no grace period.

17.1.2 Borrower’s failure to pay all remaining principal, accrued unpaid interest, and any other amounts outstanding under the Loan Documents in full on the applicable Maturity Date.

17.1.3 Borrower’s failure to perform any of the other covenants, agreements, or obligations to be performed by Borrower under the terms of this Agreement or any other Loan Document and such failure is not cured within thirty (30) days after written notice thereof given by Lender to Borrower; provided, however, if any such failure is susceptible to cure and cannot reasonably be cured within thirty (30) days, Borrower shall have an additional sixty (60) day period to cure such failure, so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within ninety (90) days from the date of Lender’s original notice.

17.1.4 [reserved]

17.1.5 [reserved]

17.1.6 Borrower or any Guarantor fails, at any time, to comply with any of the financial or performance-related covenants or financial reporting requirements set forth on Exhibit G; provided, however, if the Project fails to meet the applicable Debt Yield Ratio set forth on Exhibit G, Borrower may cure such violation by prepaying the Loan in an amount determined by Lender to be sufficient for the Project to meet such Debt Yield Ratio.

17.1.7 Borrower fails to perform any of the Post-Closing Actions by the applicable deadline specified on Exhibit J.

17.1.8 [reserved]

17.1.9 Borrower fails to comply with any requirement of any Governmental Authority having jurisdiction over the Project within the time required by such authority.

17.1.10 Borrower defaults under any contract or agreement relating to the management or operation of the Project, and such default is not cured within the applicable notice and cure period, if any.

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17.1.11 Any Transfer or other disposition in violation of Section 15.2 or 15.3.

17.1.12 Any default by Borrower, as lessor, under the terms of any Lease and such default is not cured within the applicable notice and cure period, if any.

17.1.13 Any warranty, representation, statement, disclosure, report or certificate made now or hereafter by Borrower or any Guarantor is untrue, incorrect, or materially misleading at the time made, remade, or delivered.

17.1.14 An Insolvency Default.

17.1.15 Any garnishment, levy, or attachment is made or attempted to be made upon any assets of Borrower or any Guarantor.

17.1.16 Borrower is enjoined, restrained, or in any way prevented by any court order from operating the Project.

17.1.17 One or more final, unappealable judgments are entered (a) against Borrower in amounts aggregating in excess of $100,000 or (b) against any Guarantor in amounts aggregating in excess of $500,000, and the judgments are not stayed or bonded over within thirty (30) days after entry.

17.1.18 If Borrower or any Guarantor (a) fails to pay any amount it owes to Lender, or any Affiliate of Lender, or is in default under any agreement with Lender, or any Affiliate of Lender, other than the Loan Documents, or (b) fails to pay any amount it owes, or is in default under any agreement with any other party, for which Borrower’s maximum liability exceeds One Hundred Thousand Dollars ($100,000) or any Guarantor’s maximum liability exceeds Two Hundred Fifty Thousand Dollars ($250,000), and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

17.1.19 Except as otherwise expressly permitted by this Agreement or the other Loan Documents, any change occurs in the beneficial ownership or Control of Borrower or any Guarantor or any material change occurs in the structure or management of Borrower or any Guarantor.

17.1.20 If Borrower is a single-asset entity as of the date of this Agreement, Borrower ceases to operate as an entity whose sole asset is the Project or defaults under any single purpose entity covenant set forth herein.

17.1.21 The death or dissolution of any Guarantor, the incompetency or incapacity of any Guarantor, or the termination or revocation of the trust status of any Guarantor.

17.1.22 Any Guarantor takes any action to repudiate the Limited Recourse Guaranty or the Limited Recourse Guaranty otherwise ceases to be in full force and effect.

17.1.23 Any of the Loan Documents is held to be invalid or unenforceable in its entirety, or any provision of the Loan Documents is held to be invalid or unenforceable with respect to any party or circumstance.

17.1.24 Borrower defaults under, violates, or fails to comply with, the terms of any Permitted Exception.

17.1.25 A Material Adverse Change occurs with respect to Borrower, the Project, any Guarantor, or any Tenant under a Required Lease.

17.1.26 The occurrence of any other Default under this Agreement or any default or “Event of Default” under any of the other Loan Documents, and the expiration of any applicable notice and cure period specified for such default or Event of Default herein or therein.

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Article 18
LENDER’S REMEDIES IN EVENT OF DEFAULT

18.1 Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the parties’ intent that none of Lender’s remedies shall be to the exclusion of any other:

18.1.1 Possession and Receivership. Lender may take possession of the Project and/or do anything Lender reasonably determines is necessary or appropriate to fulfill the obligations of Borrower under this Agreement and the other Loan Documents, including the right to avail itself of, and demand performance of, existing contracts and the right to enter into new contracts with the same or different contracting parties. Without restricting the generality of the foregoing, Lender may do any of the following: use unadvanced funds remaining under the Note or that may be reserved, escrowed, or set aside for any purposes hereunder at any time, or advance funds in excess of the face amount of the Note; pay, settle, or compromise all existing bills and claims that may be liens or security interests, or that may become liens against the Project; execute all applications and certificates in the name of Borrower; prosecute and defend all actions or proceedings in connection with the Project; take action and require such performance as Lender deems necessary under any bonds, and make settlements and compromises with the surety or sureties thereunder, and in connection therewith, execute instruments of release and satisfaction; and do any and every act that Borrower might do in its own behalf. Lender may have a receiver appointed to do any of the foregoing on Lender’s behalf.

18.1.2 Stop Disbursements. Lender may refuse to make any disbursement of Loan proceeds or any other funds deposited with Lender, or terminate Lender’s obligations to make further disbursements.

18.1.3 Acceleration. Lender may declare the Note to be immediately due and payable. Upon the occurrence of any Insolvency Default with respect to Borrower, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest, or notice of any kind to Borrower.

18.1.4 Apply Funds. Lender may use and apply any funds deposited by Borrower with Lender or made available by Borrower to Lender under any letters of credit, regardless of the purposes for which the same were deposited or made available, to cure any Event of Default or toward the payment of any amount due and owing to Lender by Borrower.

18.1.5 Other Remedies. Lender may exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or available to Lender under applicable Laws or in equity.

Article 19
GENERAL PROVISIONS

19.1 Required Notices to Lender.

Borrower will give notice to Lender of the occurrence of any of the events described below within three (3) Business Days after Borrower acquires actual knowledge of the same, which, for the purposes of this Section, shall mean the actual knowledge of any Authorized Representative, member, manager, partner, director, officer, agent, or employee of Borrower or any constituent entity of Borrower:

19.1.1 (a) Any action or proceeding instituted by or against Borrower, any of its members, or any Guarantor in any federal or state court or other regulatory body; (b) any such proceedings that are threatened against Borrower, any of its members, or any Guarantor that, if adversely determined, could result in a Material Adverse Change to Borrower, any Guarantor, the Project, or any other collateral for the Loan, or a default under any agreement to which any of them is a party; or (c) any actions, proceedings, or notices adversely affecting the Project or Lender’s interest therein.

19.1.2 Any dispute between Borrower and any Governmental Authority relating to the Project, the adverse determination of which could result in a Material Adverse Change to Borrower or the Project.

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19.1.3 Any failure by any party to perform any material obligation under any Lease, any event or condition that would permit a Tenant to terminate or cancel a Lease, or any notice given by a Tenant with respect to the foregoing, together with a statement specifying the action Borrower has taken or will take with respect thereto.

19.1.4 The existence of any lien on any portion of the Project or any other collateral for the Loan, except for Permitted Exceptions.

19.1.5 The existence of any other event or condition that could result in a Material Adverse Change to Borrower, any Guarantor, the Project, or any other collateral for the Loan.

19.1.6 The use of any trade name by Borrower.

19.1.7 Any change in Borrower’s principal place of business.

19.1.8 The commencement of condemnation proceedings affecting the Project, or any portion thereof, or the receipt of any offer for settlement in lieu of condemnation.

19.1.9 Any Default or Event of Default under the Loan Documents.

19.2 Captions and Cross References.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of any provisions. All references to “Sections” or “Articles” shall mean the Sections or Articles of this Agreement unless otherwise stated.

19.3 Modification; Waiver.

No modification, waiver, amendment, or discharge of this Agreement or any other Loan Document or any provision contained in any of them shall be valid unless signed by Lender.

19.4 Governing Law.

Irrespective of the place of execution or delivery, this Agreement and the other Loan Documents shall be governed by, and shall be construed in accordance with, the Laws of the State.

19.5 Acquiescence Not to Constitute Waiver of Lender’s Requirements.

No delay or omission by Lender to exercise any right or remedy will impair any such right or remedy, or constitute a waiver of any Default, or Event of Default, or acquiescence thereto. No disbursement of Loan proceeds shall constitute a waiver of any of the conditions precedent thereto or any Default or Event of Default.

19.6 Time is of the Essence.

Borrower agrees that time is of the essence under this Agreement.

19.7 No Third Party Beneficiaries; Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights, or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement or the other Loan Documents. Lender shall not be liable to any Tenant, contractor, subcontractor, or any other party for labor or services performed, or materials supplied, in connection with the Project. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others, or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or a fiduciary of Borrower. No payment of funds by Lender directly to any contractor, subcontractor, or other party shall create any third party beneficiary status. Without limiting the generality of the foregoing:

19.7.1 Lender shall have no liability, obligation, or responsibility whatsoever with respect to the Project. Any inspections of the Project made by or through Lender are for purposes of administration only, and neither Borrower, nor any third party is entitled to rely upon Lender’s inspections for any purpose;

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19.7.2 Lender does not undertake or assume any responsibility or duty to Borrower, any Guarantor, or any other person to select, review, inspect, supervise, pass judgment upon, or inform any of them of any matter in connection with the Project;

19.7.3 Borrower shall rely entirely upon its own judgment with respect to the Project and any work performed for the Project, and any review, inspection, supervision, exercise of judgment, or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon;

19.7.4 Lender owes no duty of care to protect Borrower, any Guarantor, any Tenant, or any other person, against negligent, faulty, inadequate, or defective building or construction; and

19.7.5 All conditions to the obligations of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other person will have standing to require satisfaction of such conditions or be entitled to assume that Lender will not make disbursements in the absence of strict compliance with any or all thereof, and no other person, under any circumstances, will be deemed to be beneficiary of such conditions, any or all of which may be waived in whole or in part by Lender at any time if Lender in its sole discretion deems it advisable to do so.

19.8 Partial Invalidity; Severability.

Every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable Laws. If any provision of this Agreement, or the application thereof to any party or circumstance, is held to be invalid or unenforceable, the remainder of this Agreement, or the application of the invalid or unenforceable provision to any other parties or circumstance, shall not be affected by such holding.

19.9 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19.10 Electronic Signatures.

The electronic signature of a party to this Agreement or any of the other Loan Documents shall be as valid as an original signature of such party and shall be effective to bind such party to such document. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually signed original signature that is then transmitted via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message, and “electronically signed document” means a document transmitted via e-mail containing an electronic signature.

19.11 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents required by Lender, embody the entire agreement, and supersede all prior agreements, written or oral, relating to the subject matter hereof.

19.12 Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary, or consequential damages, including lost profits, for any breach of this Agreement or any of the other Loan Documents, or for any action, in contract or tort, arising out of or relating to the relationship between Lender and Borrower, and Borrower for itself and on behalf of its Guarantors waives all claims for punitive, exemplary, or consequential damages.

Interim Loan Agreement	page 42

19.13 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth Borrower’s claim is given to Lender within three (3) months after Borrower first had knowledge of the event allegedly giving rise to such claim, and Lender does not remedy or cure the default, if any, within thirty (30) days. Borrower waives any claim, set-off, or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give notice pursuant to this Section. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.

19.14 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAWS, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE TOWN OF PINEVILLE, COUNTY OF MECKLENBURG AND STATE OF NORTH CAROLINA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAWS, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY NORTH CAROLINA STATE OR UNITED STATES COURT SITTING IN THE TOWN OF PINEVILLE AND COUNTY OF MECKLENBURG MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS PROVIDED FOR BORROWER IN ARTICLE 20, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER REFUSES TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER SUCH REFUSAL.

19.15 Set-Offs.

Borrower hereby irrevocably authorizes and directs Lender, following the occurrence and during the continuance of an Event of Default, to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender under any of the Loan Documents. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

19.16 Anti-Terrorism Disclosure.

Lender hereby notifies Borrower that to help the government fight the funding of terrorism and money laundering activities, federal Laws require Lender to obtain, verify, and record information that identifies each customer that opens an account with Lender, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with applicable Laws. All new and existing customers of Lender are subject to the identity verification requirements. When a customer opens an account with Lender or any Affiliate of Lender, Lender will ask for the customer’s name, address, and identification number, and in the case of an individual, his or her date of birth. For business accounts, Lender may also obtain this information for individuals associated with the business. Lender may also request to see a valid driver’s license or other approved identifying documents. Borrower agrees to provide any information requested by Lender to comply with applicable Laws.

19.17 Electronic Transmission of Documents.

Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Lender and their Affiliates and other persons involved with this transaction, including attorneys, title officers, and accountants. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless, and indemnify Lender for, from and against any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, that is related to the electronic transmission of data.

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19.18 Joint and Several Liability.

The liability of each Borrower under this Agreement and the other Loan Documents is joint and several, and Lender shall have full recourse against each Borrower.

19.19 Indemnification and Defense Obligations.

If a claim arises for which Borrower has a duty to defend Lender under this Agreement or any of the other Loan Documents, Lender shall have the right to choose its own legal counsel (at Borrower’s expense) and make all decisions relating to its defense, including, without limitation, the litigation strategy and the terms of any settlement.

19.20 Credit Verification.

Borrower hereby authorizes Lender, its employees, agents, successors, assigns and Affiliates, to (i) obtain credit reports of Borrower and entities related to the transaction from credit reporting agencies of Lender’s choice and check credit references reports of Borrower and entities related to the transaction until repayment in full of the Loan, (ii) obtain other information regarding Borrower’s deposit accounts, income, credit, employment, and business relationships of Borrower and entities related to the transaction in connection with any monitoring, collection, or future transaction concerning the Loan, including any modification, extension, restatement or renewal of the Loan, and (iii) verify such reports and information.

Article 20
NOTICES

Any notice, demand, request, or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing; (c) if by Federal Express or other nationally recognized overnight courier service, on the next Business Day after delivered to such courier service for delivery on the next Business Day; or (d) if by e-mail transmission, on the day of transmission so long as a copy is sent on the same day by Federal Express or other nationally recognized overnight courier, to the addresses set forth below, or at such other address as the party to be served with notice has furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice:

If to Borrower:

Timberview MHP LLC

Statesville MHP LLC

136 Main Street
Pineville, NC 28134
Attention: Jay Wardlaw III

If to Lender:

KeyBank National Association

4910 Tiedeman Rd., 3rd Floor

Mail Code OH-01-51-0311

Brooklyn, Ohio 44144

Reference: Timberview MHP LLC and Statesville MHP LLC

Article 21
WAIVER OF JURY TRIAL

BORROWER AND LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP THAT IS THE SUBJECT OF THIS AGREEMENT AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Remainder of page intentionally left blank; signatures appear on the following page.]

Interim Loan Agreement	page 44

EXECUTED under seal as of the date stated on the first page of this Agreement.

BORROWER:	TIMBERVIEW MHP LLC,
a North Carolina limited liability company

	By:	Manufactured Housing Properties, Inc., a Nevada corporation, its sole member and manager

	By:	/s/ Jay Wardlaw III
Jay Wardlaw III, President

STATESVILLE MHP LLC,
a North Carolina limited liability company

By:	Manufactured Housing Properties, Inc., a Nevada corporation, its sole member and manager

By:	/s/ Jay Wardlaw III
Jay Wardlaw III, President

LENDER:	Keybank National Association,
a national banking association

	By:	/s/ Eric Jones
Eric Jones, Senior Vice President

Signature Page to Interim Loan Agreement

EXHIBIT A-1

Legal Description of the Timberview Land

BEGINNING at a point in the center of the intersection of State Road No. 1341 with State Road No. 1339; thence down the center of State Road No. 1339 North 35° 52’ West 1136.10 feet to a point of the center of State Road No. 1339; thence South 34° 51’ West 354 feet to a point, a common corner with A. F. Parrish in A. F. Parrish’s Eastern boundary; thence along A. F. Parrish’s Eastern boundary the following courses and distances: South 15° 22’ West 68.67 feet; South 31° 29’ West 74.48 feet; South 18° 02’ West 156.33 feet; South 21° 17’ West 247.50 feet; South 27° 06’ East 211.22 feet; South 20° 58’ East 144.36 feet; South 04° 10’ East 193.50 feet; South 22° 56’ West 223 feet; South 15° 09’ West 365.25 feet; South 20° 54’ West 397.70 feet; South 39° 09’ West 745.65 feet; South 04° 37’ West 105.36 feet; South 36° 44’ West 108.32 feet, a common corner with A. F. Parrish and the Fuller heirs thence along the northern boundary of the Fuller heirs South 83° 38’ East 1443.21 feet crossing State Road No. 1341 to a point in the western boundary of Clayton Kinley; thence North 6° 21’ West 888 feet crossing State Road No. 1341 to a point; thence North 10° 50’ feet East 1694.22 feet to the point and place of the beginning, containing 63 acres, more or less.

LESS AND EXCEPT that certain Tract described as “New Tract 1” containing 7.766 acres, per a plat of survey for Clayton A. Stoneman, which said plat is duly recorded in Plat Book 154, at Page 18, in the Office of the Register of Deeds for Randolph County, North Carolina.

SAVE AND EXCEPT a portion of the Land consisting of 2.29 acres, more or less, conveyed to Clayton A. Stoneman and wife, Barbara Stoneman by North Carolina General Warranty Deed recorded in Book 2617 Page 1342 and shown on Plat Book 22. Page 13.

Less and except that property shown on Deed from Carey Rhoades and wife, Arlene M. Rhoades to Esteban Fabian Lopez-Hernandez and wife, Cynthia Darlene Lopez dated October 17, 2008 and recorded in Book 2100, Page 922, said property being described as follows:

BEGINNING at an iron pipe located within State Road No. 1341 at a point nine feet west of the center line of State Road No. 1341, said beginning point also being located 354 feet South of the center line of State Road No. 1339, running thence along a line within State Road No. 1341 South 10 degrees 34 minutes West 247.50 feet to an iron stake; thence along H. C. Pierce’s line North 78 degrees 10 minutes 20 seconds West 255.41 feet to an iron stake; thence North 19 degrees 04 minutes East 195.70 feet to an iron stake; thence North 88 degrees 31 minutes East 231.52 feet to the beginning and containing 1.212 acres, more or less. The above description was prepared from a plat of a survey made by Clotus Craven, Surveyor, entitled “Survey for Ray Thomas York and wife, Wanda Maynard York”, dated May 3, 1982.

The above-described property being more recently shown on survey entitled ALTA/NSPS Land Title Survey, Timberview Mobile Home Park, dated July 22, 2022, last revised September 14, 2022, by Jimmy F. Cain, PLS, L-2498, as follows:

BEGINNING at the centerline intersection of Ross Wood Road (SR 1339) with the centerline of Loflin Hill Road (SR 1341) and runs thence with the centerline of Loflin Hill Road the following ten (10) courses and distances:

1)	S 36°56’11” W a distance of 0.13’ to the point of curvature;

2)	thence with a curve turning to the left with an arc length of 338.85’, with a radius of 740.00’, with a chord bearing of S 23°49’06” W, with a chord length of 335.90’ to the point of tangency;

3)	S 10°42’01” W a distance of 55.98’;

Interim Loan Agreement	Exhibit A, page 1

4)	with a curve turning to the right with an arc length of 109.67’, with a radius of 1000.00’, with a chord bearing of S 13°50’31” W, with a chord length of 109.61’;

5)	S 16°59’01” W a distance of 430.99’;

6)	with a curve turning to the right with an arc length of 68.63’, with a radius of 1000.00’, with a chord bearing of S 18°56’59” W, with a chord length of 68.62’;

7)	S 20°54’57” W a distance of 366.37’;

8)	with a curve turning to the left with an arc length of 289.83’, with a radius of 600.00’, with a chord bearing of S 07°04’39” W, with a chord length of 287.02’;

9)	S 06°45’39” E a distance of 535.59’;

10)	with a curve turning to the right with an arc length of 148.82’, with a radius of 825.00’, with a chord bearing of S 01°35’36” E, with a chord length of 148.62’;

thence leaving the said centerline of Loflin Hill Road and running N 85°48’46” W a distance of 27.02’ to a found disk, described corner of the Deanna Shelton property as found in Deed Book 2096 Page 428 of the Randolph County Registry; thence continuing with the said Shelton property and past running with the Mark Braswell property as found in Deed Book 2355 Page 1467 of the said registry N 85°48’46” W a distance of 1390.63’to a found stone on the bank of the creek; thence following the creek generally the following ten (10) courses and distances:

1)	N 34°33’14” E a distance of 108.32’;

2)	N 02°26’14” E a distance of 105.56’;

3)	N 36°58’14” E a distance of 745.65’;

4)	N 18°43’14” E a distance of 397.70’;

5)	N 12°58’14” E a distance of 365.25’;

6)	N 20°45’14” E a distance of 221.00’;

7)	N 06°20’46” W a distance of 193.50’;

8)	N 23°08’46” W a distance of 144.56’;

9)	N 29°18’45” W a distance of 164.24’;

10)	N 14°04’20” E a distance of 95.89’ to a corner of the Clayton Stoneman property as found in Deed Book 1849 Page 1970, and also depicted on Plat Book 154 Page 18 of the Randolph County Registry;

Thence running with the said Stone man property S 47°10’32” E a distance of 442.67’ to a point; thence continuing with the said Stoneman property N 25°50’41” E a distance of 721.34’ to a point in the centerline of Ross Wood Road (SR 1339); thence running along the centerline of Ross Wood Road S 47°07’31” E a distance of 719.44’ to the POINT AND PLACE OF BEGINNING.

Interim Loan Agreement	Exhibit A, page 2

SAVE AND EXCEPT:

Less and except that property shown on Deed from Carey Rhoades and wife, Arlene M. Rhoades to Esteban Fabian Lopez-Hernandez and wife, Cynthia Darlene Lopez dated October 17, 2008 and recorded in Book 2100, Page 922, said property being described as follows:

BEGINNING at an iron pipe located within State Road No. 1341 at a point nine feet west of the center line of State Road No. 1341, said beginning point also being located 354 feet South of the center line of State Road No. 1339, running thence along a line within State Road No. 1341 South 10 degrees 34 minutes West 247.50 feet to an iron stake; thence along H. C. Pierce’s line North 78 degrees 10 minutes 20 seconds West 255.41 feet to an iron stake; thence North 19 degrees 04 minutes East 195.70 feet to an iron stake; thence North 88 degrees 31 minutes East 231.52 feet to the beginning and containing 1.212 acres, more or less. The above description was prepared from a plat of a survey made by Clotus Craven, Surveyor, entitled “Survey for Ray Thomas York and wife, Wanda Maynard York”, dated May 3, 1982.

Interim Loan Agreement	Exhibit A, page 3

EXHIBIT A-2

Legal Description of the Statesville Land

Tract 1:

BEGINNING at a stake in the Hard Surface Road, John Brawley’s corner and running North 75 deg. West with the center of said road, 100 feet to a stake; thence South 4 ½ West parallel with said Brawley’s line, 150 poles to a stake in the old Bailey line; thence South 87 East 49 ½ poles to a stone, Hall’s corner; thence North 4 East 18 ½ poles to an iron stake, J. H. Brawley’s corner; thence North 87 West 43 ½ poles to the BEGINNING, containing 10 5/8 acres, more or less.

SAVE AND EXCEPTING from the above described property, a small tract of Land containing 3.1 acres, more or less, conveyed by deed dated March 7, 1953, and recorded in Deed Book 238, page 90, Iredell County Registry.

FURTHER SAVING AND EXCEPTING that portion of the above property described in the deed from Ruby Rummage Beeker, et al, to the Department of Transportation, dated January 12, 1999 and recorded in Deed Book 1124, page 98, Iredell County Registry.

Tract 2:

BEGINNING at a point in the center of U.S. Highway No. 70, Blackwelder’s Northeastern corner and the Northwestern corner of B.R. Rummage; thence with the line of Rummage South 4 deg. 30 min. West 211.64 feet to an iron pin in the line of Rummage; thence with a new line of Blackwelder North 75 deg. 42 min. 10 sec. West 95 feet to an iron pin, a new corner of Blackwelder; thence North 4 deg. 30 min. East 211.64 feet to a point in the center of U.S . Highway No. 70; thence with the center of U.S. Highway No. 70 South 75 deg. 42 min. 10 sec. East 95 feet to the Beginning, containing 19,812.4 square feet, more or less, all according to a survey of said property by R.B. Kestler, Jr., Registered Surveyor, dated April 26, 1982.

Tract 3:

BEGINNING at the center of the Statesville and Salisbury hard surface Road, in H.C. Dellinger’s line and running thence with Dellinger’s line South 4-1/2 West 150-1/2 poles to an iron stake, said Dellinger’s corner on the Bailey line; thence with the Bailey line South 87 East 16 poles to a stake, Maude Taylor’s corner; thence with her line North 4 1/2 East 150 poles to the center of the hard surface road; thence with the center of said hard surface road North 75 West 15 poles to the Beginning, containing 13-5/8 acres, more or less.

Being more recently shown on survey entitled ALTA/NSPS Land Title Survey, Statesville Mobile Home Park, dated July 21, 2022, last revised September 14, 2022, by Jimmy F. Cain, PLS, L-2498, as follows:

Interim Loan Agreement	Exhibit A, page 4

Remnant Tracts 1, 2, 3

COMMENCING at NCGS Monument “Third Reset” having State Plane coordinates of N=736856.82’ & E=1456540.03’, thence leaving the POINT OF COMMENCEMENT and running S 56°15’35” E a distance of 262.18’ to a capped rebar on the southern right-of-way the Salisbury Highway, point being the northwestern corner of the Sky SNC, LLC property as found in Deed Book 2885 Page 1502 of the Iredell County Registry, point being the POINT AND PLACE OF BEGINNING; thence leaving the POINT OF BEGINNING, leaving the said right-of-way and running S 03°57’11” W a distance of 989.09’ to a found iron pipe, southwestern corner of the Sky SNC LLC property; thence S 03°57’13” W a distance of 1027.89’ to a found iron pipe, a corner of the Walter Wike property as found in Deed Book 695 Page 334 of the said Registry; thence S 82°53’58” E a distance of 484.97’ to a point, point being a corner of the Steven & Kay Grant property as found in Deed Book 2521 Page 53; thence running with the said Grant property S 43°34’38” W a distance of 426.00’to a point, corner of said Grant property; thence N 85°45’34” W a distance of 302.75’ to a found iron pipe, a corner of the Jerry Marlowe property as found in Deed Book 651 Page 359 and also a corner of the Brandon Montaigne property as found in Deed Book 2779 Page 1717 of the Iredell County Registry; thence N 85°45’34” W a distance of 245.63’ to a found iron pipe on the said Montaigne property, corner of the Lou Anne White etal property as found in Estate File 22E Page 74 of the Iredell County Clerk of Court; thence N 03°42’43” E a distance of 2021.23’ to a found iron pipe, corner of the Chester Howell property as found in Deed Book 490 Page 226 & Deed Book 477 Page 327 of the Iredell County Registry; thence N 03°45’21” E a distance of 223.83’ to a found iron pipe, corner of the said Howell property; thence N 03°45’21” E a distance of 183.33’ to a point on the southern right-of-way of Salisbury Highway; thence running with the said right-of-way S 76°17’59” E a distance of 9.97’to a found right-of-way monument; thence continuing with said right-of-way S 76°17’59” E a distance of 340.83’ to the POINT AND PLACE OF BEGINNING.

TOGETHER WITH the Septic Easement as found in Deed Book 2295 Page 308.

Interim Loan Agreement	Exhibit A, page 5

EXHIBIT B

Title Requirements (Construction and Non-Construction Loans)

1.	Title Insurance Company Requirements. The insured amount under the Title Policy may not exceed 25% of the title insurer’s surplus and statutory reserves. Reinsurance must be obtained by closing for any policy exceeding such amount.

2.	Loan Policy Form. Extended coverage 2006 American Land Title Association (“ALTA”) form of loan title insurance policy.

3.	Insurance Amount. The amount insured under the Title Policy must equal at least the maximum principal amount of the Loan.

4.	Named Insured. The named insured under the Title Policy must be substantially the same as the following: “KeyBank National Association, and its successors and assigns.”

5.	Arbitration. If the form policy includes a compulsory arbitration provision, the title insurer must agree by endorsement that the compulsory arbitration provisions do not apply to any claims by or on behalf of the insured.

6.	Date of Policy. The effective date of the Title Policy must be as of the date and time of Closing.

7.	Legal Description. The legal description of the property contained in the Title Policy must conform to (a) the legal description shown on the survey of the Land, and (b) the legal description contained in the Security Instrument. In any event, the Title Policy must be endorsed to provide that the insured legal description is the same as that shown on the survey.

8.	Easements. Each Title Policy shall insure, as separate parcels: (a) all appurtenant easements and other estates benefiting the Land, and (b) all other rights, title, and interests of the borrower in real property under reciprocal easement agreements, access agreements, operating agreements, and agreements containing covenants, conditions, and restrictions relating to the Land.

9.	Exceptions to Coverage. With respect to the title exceptions, the following applies:

a.	Each Title Policy shall afford the broadest coverage available in the state in which the Land is located.

b.	The Schedule B general exceptions must be deleted (including general survey exception, taxes not yet due or payable, rights of parties in possession not shown by public records, easements not shown by public records, unpatented mining claims, etc).

c.	Any exception regarding tenants in possession under residential leases must be deleted. For commercial properties, a rent roll should be attached in lieu of the general exception.

d.	Any exception for taxes, assessments, or other lienable items must expressly insure that such taxes, assessments, and other items are “not yet due and payable.”

Interim Loan Agreement	Exhibit B, page 1

e.	Any lien, encumbrance, condition, restriction, or easement of record must be listed in the Title Policy, and the Title Policy must affirmatively insure that existing improvements do not encroach upon existing easements and all future improvements built in accordance with plans provided to the Title Insurer will not encroach upon existing easements.

f.	The Title Policy may not contain any exception for filed or unfiled mechanics’ or materialmen’s liens.

g.	If Schedule B indicates the presence of any easements that are not located on the survey, the Title Policy must provide affirmative insurance against any loss resulting from the exercise by the holder of such easement of its right to use or maintain that easement.

10.	Endorsements Required at Closing. With respect to endorsements, the following applies at Closing, unless waived by Lender:

a.	Each Title Policy must include a deletion of arbitration endorsement.

b.	If the borrower has not provided an acceptable zoning report or zoning letter to Lender, the Title Policy must contain a zoning endorsement (ALTA 3.1 for non-construction loan or ALTA 3.2 for construction loan, or equivalent endorsements)

c.	If the loan has an adjustable interest rate, the Title Policy must include a variable rate endorsement (ALTA 6 or equivalent).

d.	Each Title Policy must include an acceptable environmental protection lien endorsement on ALTA Form 8.1 or 8.2, or equivalent, as applicable. The endorsement may take exception for an entire statute that contains one or more specific sections under which environmental protection liens could take priority over the Security Instrument if the specific statutory sections are referenced.

e.	Each Title Policy must contain a private rights endorsement (ALTA 9.6 or equivalent).

f.	Each Title Policy must contain a comprehensive endorsement (ALTA 9, or equivalent, for non-construction loan or 9.7 or equivalent for construction loan) if a lien, encumbrance, condition, restriction, easement, or mineral reservation is listed in Schedule B.

g.	If the loan is a revolving loan, the Title Policy must include a revolving loan endorsement (ALTA 14 or equivalent). If the loan is an adjustable rate revolving loan, the Title Policy does not need an ALTA 6 in addition to the ALTA 14; the ALTA 14 is sufficient.

h.	Each Title Policy must include an access endorsement (ALTA 17 or equivalent for direct access; ALTA 17.1 or equivalent for access via easement) insuring the property has physical access to a public right of way.

i.	Each Title Policy must insure against loss or damage by reason of the land being taxed as part of a larger parcel or failing to constitute a separate tax parcel (ALTA 18 or equivalent).

Interim Loan Agreement	Exhibit B, page 2

j.	If Schedule A includes an insurable easement, the Title Policy must insure against loss or damage if the insured easement is cut off or disturbed by nonpayment of real estate taxes by the servient estate (ALTA 18.1 or equivalent).

k.	If the property is comprised of more than one parcel or includes an insured easement on Schedule A, the Title Policy must include a contiguity endorsement (ALTA 19 or 19.1, or equivalent, as applicable) to insure there are no against loss or damage sustained by the presence of gaps, strips, or gores separating the parcels and/or easement.

l.	If the property has been assigned an address, the Title Policy must include an address endorsement (ALTA 22 or equivalent).

m.	If an ALTA survey is obtained, the Title Policy must contain a same as survey endorsement (ALTA 25 or equivalent).

n.	Each Title Policy must contain a legal lot endorsement if available in the State (ALTA 26 or equivalent).

o.	Each Title Policy must contain an easement and encroachment endorsement (ALTA 28.1 or ALTA 28.3 or equivalent) if Schedule B includes any easements (including easements contained in any CC&Rs). For construction loans, the ALTA 28.3 should be used, if available in the State.

p.	If Schedule A or Schedule B includes a mineral reservation, the Title Policy must include coverage for enforced removal of the improvements or future improvements resulting from an exercise of mineral rights (ALTA 35.1 (non-construction loan), 35.2 (non-construction loan), or 35.3 (construction loan), or equivalent, as applicable).

q.	Lender may require additional endorsements as applicable and available.

11.	Informational Matters. The Title Policy must include, as an informational note, the following:

a.	The recorded plat number together with recording information; and

b.	The property parcel number or the tax identification number, as applicable.

12.	Delivery of Copies. Legible copies of all easements, encumbrances, or other restrictions shown as exceptions on the Title Policy must be delivered with the first draft of the title commitment.

Interim Loan Agreement	Exhibit B, page 3

EXHIBIT C

Survey Requirements and

Form of Survey Certification

1.	ALTA/NSPS Land Title Survey:

(a)	The survey must include the full legal description of the property.

(b)	The legal description must be identical to that contained in the title insurance commitment. If the property is described as being on a filed plat or map, the survey should contain a legend relating the property to the map on which it is shown.

(c)	The survey must be in accordance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, and include the following Table A items:

2, 3, 4, 6(a) or 6(b), 7(a), 7(b), 7(c), 8, 9, [10*], 11, 13 and 16

*Item 10 is applicable only if there are party walls with adjacent condo unit or adjacent building

(d)	The survey must be certified to Lender, and its successors and assigns, Borrower, and Title Insurer by a registered land surveyor, and include the following certification:

To KeyBank National Association, and its successors and assigns, ___________ and ___________ (insert Borrower and Title Insurer):

This is to certify that this map or plat and the survey on which it is based were made in accordance with the “2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by ALTA and NSPS, and includes Items [2, 3, 4, 6(a) or 6(b), 7(a), 7(b), 7(c), 8, 9, 10, 11, 13 and 16] of Table A thereof. The fieldwork was completed on ___________.

Date of Plat or Map: _______________ (Surveyor’s signature, printed name, and seal with Registration/License No.)

(e)	The survey must identify encroachments of: (i) improvements or features located on adjoining land onto the property, (ii) improvements or features located on the property onto adjoining land, and (iii) improvements or features located on the property onto easement areas or rights of way.

(f)	The date of the survey must be between the date of the preliminary commitment for title insurance and the date of Closing. Older surveys may be acceptable if updated and re-certified and the Title Insurer will issue a survey endorsement based on such updated and re-certified survey.

(g)	The survey shall be provided to Lender in digital format.

Interim Loan Agreement	Exhibit C, page 1

EXHIBIT D

Insurance Requirements

[see attached]

Interim Loan Agreement	Exhibit D, page 1

EXHIBIT D
KeyBank Insurance Requirements

Named Insured (Borrower):	**Statesville MHP LLC, Timber View MHP LLC**
Loan Number:	10238380
Collateral Property Address:	**Statesville Estates** 185 Yellowstone Lane and 2072 & 2078 Salisbury Highway Statesville, NC 28677
Collateral Property Address:	**Timber View** 964 Loflin Hill Road Trinity, NC 27370 *(for itself and, when applicable, as an Agent for other Participating Lenders)*
Mortgagee Address:	Attention: Insurance Department
Send Insurance Renewals To:	**OBS_Insurance@keybank.com** Fax # (877) 379.1625 11501 Outlook Street, Suite# 300 Overland Park, Kansas 66211
Loan Amount:	$2,938,000.00
Maximum Deductible Amount:	$50,000.00
Property Type/Purpose:	Land or Acquisition & Development
Construction Commencment Date:	N/A
Completion Date:	N/A

BUILDER'S RISK - Required coverage and conditions to be shown on **ACORD 28** certificate:

New Construction: Sufficient to cover materials, supplies and all costs of vertical construction, including value of foundations (for new construction) and hard cost contingency.

Cosmetic Renovations
Evidence that the All-Risk Property Insurance covers the Appraisal insurable value. Builders Risk insurance is not required.

Extensive Renovations (expanded building footprint or gut renovation)
Evidence that any combination of property and builders risk insurance covers the completed insurable value from the Appraisal

Hard Costs:
N/A

Soft Costs: Minimum inclusion of Insurance, Real Estate Taxes, Interest Reserve, S/C Contingency Reserve
N/A

Delay in Occupancy: At least 12 months gross income/revenue for first year of operation
N/A

Required	Best Rating is not less than **A-:VIII** unless otherwise agreed to by Lender.
Required	**Include** statement under Location/Description section or on an additional page that Delay in Completion Coverage is included (will cover loss of rental income, gross earnings, etc.)
Required	**Include** statement under Location/Description, or on an additional page, that discloses coverage for Stored Materials, Supplies or Equipment Off-Site or In-Transit. N/A
Required	**Include** statement under Location/Description section or on an additional page that coverage is on a **Completed Value Form** - The limit available for loss payment must not be affected by status of interim reports of value to insurer.
Required	**Include** statement under Location/Description section or on an additional page that the Policy includes **permission to complete & occupy** for projects where occupancy will occur in stages before all work is complete.
Required	If Policy includes **permission to complete & occupy**, Agent to include the # of days which should be long enough to cover from the date the first occupant moves in until the entire building is complete.
Required	**Check** box on Acord for Lender's Loss Payable **OR** Mortgagee
Required	**Send** corresponding LLP Endorsement **OR** copy of Mortgagee Clause from policy.
Required	Mortgagee provisions are to match standard clause of ISO forms or Lender's Loss Payable clause per section D of ISO form CP 12 18 (06-07)
Required	"All Risk" coverage (Marked as "Special" on Acord)
Required	Replacement Cost Valuation
Required	**No** Coinsurance (marked "No" or "N/A"); "Yes" is acceptable as long as "Agreed Value" is also marked as "Yes"
Required	Agreed Value (marked "Yes" on the Acord; "N/A" is acceptable only if Coinsurance is marked "No" or "N/A".)
Required	For buildings with boilers, elevators, or central HVAC (not required for per-unit HVAC), include Boiler & Machinery or Breakdown coverage. **Show** limits.
Required	**Disclose** any/all Deductibles and Sub-Limits such as **Named Windstorm** for Properties in coastal counties ("Tier 1"), Properties in counties adjacent to coastal counties ("Tier 2") and the State of Florida.
Required	If Property is in a SFHA then provide **Flood Insurance** pursuant to **Flood Notice to Borrower** and requirements stated under **"All Risk" Property Insurance.**

KeyCorp Confidential
Page 1 of 4

Interim Loan Agreement	Exhibit D, page 2

EXHIBIT D
KeyBank Insurance Requirements

Named Insured (Borrower):	**Statesville MHP LLC, Timber View MHP LLC**
Loan Number:	10238380

NOTE: When any building has received a Temporary Certificate of Occupancy, the building should be transitioned to "All-Risk" Property Insurance as required in this Exhibit with forms, terms and conditions acceptable to Mortgagee/Lender

KeyCorp Confidential
Page 2 of 6

Interim Loan Agreement	Exhibit D, page 3

EXHIBIT D
KeyBank Insurance Requirements

Named Insured (Borrower):	**Statesville MHP LLC, Timber View MHP LLC**
Loan Number:	10238380

"ALL RISK" PROPERTY INSURANCE-Required coverage and conditions to be shown on the **ACORD 28** Certificate

Building Limit: Sufficient to cover replacement cost without deduction for depreciation
For newly completed construction use the sum of hard and soft cost limits required under Builders Risk coverage

Statesville - $300,000
Timber View - $N/A

Business Interruption: Sufficient to cover 12 months gross stabilized rents or gross revenue ('revenue' is applicable to Healthcare loans) **OR** check ALS box and indicate an Extended Period of Recovery/Indemnity provision in the "Remarks" section of Acord

Statesville - $223,344
Timber View - $209,344

Required	Best Rating not less than **A-:VIII** unless otherwise agreed to by Lender
Required	Mortgagee provisions are to match standard clause of ISO forms or Lender's Loss Payable clause per Section D of ISO form CP 12 18 (06-07)
Required	**Check** box on Acord for Lender's Loss Payable **OR** Mortgagee
Required	**Send** corresponding LLP Endorsement **OR** copy of Mortgagee Clause from policy.
Required	"All Risk" coverage (Marked as **"Special"** on Acord)
Required	If coverage program is a **BLANKET** policy, **show full** policy limits along with the **value reported on property identified within full policy limit.**
Required	If coverage program is a **BLANKET** policy, **state** either **"No Margin Clause" OR** describe the restrictions of any applicable margin clause.
Required	Replacement Cost Valuation
Required	No Coinsurance (marked **"No" or "N/A"** on the Acord)."Yes" is acceptable as long as "Agreed Value" is also marked as "Yes"
Required	Agreed Value (marked **"Yes"** on the Acord; "N/A" is acceptable only if Coinsurance is marked "No" or "N/A".)
Required	**Disclose** any/all Deductibles and Sub-Limits such as Named Windstorm for Properties in coastal counties ("Tier 1"), Properties in counties adjacent to coastal counties ("Tier 2") and the State of Florida
Required	Ordinance or Law-**SHOW** applicable limits *(Coverage A) Coverage for Loss to the Undamaged Portion of the Building *(Coverage B) Demolition Cost Coverage *(Coverage C) Increased Cost of Construction Coverage
Required	Terrorism Coverage - if included **SHOW** limits
N/A	Boiler & Machinery or Breakdown coverage is required for buildings with boilers, elevators, or central HVAC (not required for per-unit HVAC). If included provide limits
N/A	If a Commercial Tenant is providing coverage per the Lease, both the Lease and Tenant's evidence of insurance must meet these requirements; provide copies of both Lease and Tenant coverage for KeyBank's review
N/A	Send a copy of the Tenant's Property Insurance Acord 28 Certificate naming Borrower as Additional Insured and Mortgagee as Certificate Holder. Tenant Gen'l Liability coverage is not required

Is Earthquake Insurance required?	No	Amount:	N/A
Is Flood Insurance Required?	No	Special Flood Hazard Area Zone:	N/A

If **"Yes"** provide coverage pursuant to Notice to Borrower in Special Flood Hazard Area and requirements below.

Additional/Alternative Flood Limits required if Zone **VE, V1-V30** N/A

When Flood Insurance Coverage is required it must be no less than the least of the following:

1. The total amount of the KeyBank loan and any outstanding liens that take priority over the KeyBank loan.
2. The Replacement Cost Value (RCV) of EACH building(s) improvements: a) for an existing property the Cost Approach Value from a qualified appraisal OR the insurable value from the all-risk insurance policy may be used to determine the RCV; and b) for a to-be-built project, the amount of the construction contract plus hard cost contingency can be used to determine the RCV.
3. The maximum insurance amount for building(s) available under NFIP

Mandatory Contents Flood Insurance Coverage must be no less than the least of the following:

1. The total amount of the KeyBank loan and any outstanding liens that take priority over the KeyBank loan.
2. The value of the contents with supporting evidence provided
3. The maximum amount of insurance for contents available through NFIP

KeyCorp Confidential
Page [illegible] of [illegible]

Interim Loan Agreement	Exhibit D, page 4

EXHIBIT D
KeyBank Insurance Requirements

Named Insured (Borrower):	**Statesville MHP LLC, Timber View MHP LLC**
Loan Number:	10238380

GENERAL LIABILITY - Required coverage and conditions to be shown on the **ACORD 25** Certificate

Required	**SHOW** Best Rating (not less than **A-:VIII** unless otherwise agreed to by Lender)	
Required	**SHOW** all Property Addresses on all General Liability Acord Certificates	
Required	Limit of Liability per Occurrence combining Primary & Excess:	$2MM per occurrence/$3MM annual aggregate
N/A	**Healthcare General** Liability Limits (New Construction):	N/A
N/A	**Healthcare General** Liability Limits (As-Built/Operating): Claims-made form permitted if linked to Professional Liability	N/A
Required	Medical Professional Liability is required if Borrower is providing medical or healthcare services including assisted living. Minimum requirement is $1,000,000 per claim/$3,000,000 aggregate.	
Required	Coverage Form: Commercial General Liability (not Owners & Contractors Protective) – equivalent to ISO standard occurrence-based form, including Bodily Injury, Property Damage, Personal & Advertising Injury, Contractual Liability, and covering completed operations – unless otherwise agreed by Lender	
Required	**SEND** copy of Endorsement or Policy Provisions reflecting **Mortgagee as Additional Insured** (Endorsement ISO Form CG 20 18 or CG 20 26 or equivalent)	
Required	Business Auto Liability: **Required for Borrower to the extent they have employees** who will use vehicles in the course of their operations. **Covering owned, non-owned and hired.**	
Required	Worker's Compensation: **Required for Borrower to the extent they have employees**. Statutory benefits for the state where the building is located or where work will be performed. In monopolistic states (ND, OH, WA, WY), workers' comp is available only through a state fund and will correctly be documented separately, not on the ACORD. If Borrower is authorized to self-insure in any state, certification of the right to self-insure will also be documented separately by that state.	
Required	Employer's Liability: **Required for Borrower to the extent they have employees**. $1,000,000 per accident for accidental injury; $1,000,000 per employee and $1,000,000 aggregate for occupational illness or disease.	
Required	Borrower is responsible for ensuring that the Property Manager carries current Workers' Compensation coverage and, where required by State law, Disability Benefits coverage.	

ADDITIONAL GENERAL CONTRACTOR REQUIREMENTS FOR A CONSTRUCTION LOAN -ACORD 25 Certificate

N/A	Liability Coverage requirements are for **BOTH** Borrower and General Contractor
N/A	Worker's Compensation coverage. Statutory benefits for the state where the building is located or where work will be performed. In monopolistic states (ND, OH, WA, WY), workers' comp is available only through a state fund and will correctly be documented separately, not on the ACORD. If General Contractor is authorized to self-insure in any state, certification of the right to self-insure will also be documented separately by that state.
N/A	Business Auto Liability coverage required to the extent there are employees who will use vehicles in the course of their operations. **Covering owned, non-owned and hired.**
N/A	Employer's Liability coverage of $1,000,000 per accident for accidental injury; $1,000,000 per employee and $1,000,000 aggregate for occupational illness or disease
N/A	General Contractor Liability Certificate will name Mortgagee as a Certificate Holder
N/A	General Contractor Liability Certificate is not required to state that KeyBank as Mortgagee is Additional Insured but **WILL** reflect **Borrower as Additional Insured**
N/A	**SEND** copy of Additional Insured Endorsement reflecting Borrower as an Additional Insured
N/A	General Contractor Certificate must state "**does not exclude residential work**" if project includes 1-4 Family units, or condos with any number of units

KeyCorp Confidential

Page 4 of 4

Interim Loan Agreement	Exhibit D, page 5

EXHIBIT E

[Reserved]

Interim Loan Agreement	Exhibit E, page 1

EXHIBIT F

[Reserved]

Interim Loan Agreement	Exhibit F, page 1

EXHIBIT G

Financial Reporting / Financial & Performance-Related Covenants

1. Required Financial Reporting

Individual or Entity Required to Provide Information	Information to Be Provided	Frequency
Borrower	Annual company-prepared financial statements, including a balance sheet and income statement	Within 30 days after Lender’s request
Borrower	Operating statement and rent roll	Quarterly, within 15 days after 3/31, 6/30, 9/30, and 12/31 of each year, commencing with the period ending 9/30/2022
Guarantors	Annual financial statements, including information relating to contingent liabilities and liquidity verification	Annually, within 120 days after 12/31 of each year, commencing with the year ending 12/31/2022
Guarantors	Schedule of owned real estate	Annually, within 120 days after 12/31 of each year, commencing with the year ending 12/31/2022
Guarantors	Signed federal tax returns together with all schedules	Within 30 days after Lender’s request
Borrower	Certificate of Compliance in the form of Exhibit H to the Loan Agreement	Within 30 days after 9/30/2023 and 9/30/2024
Guarantor	Certificate of Compliance in the form of Exhibit A to the Guaranty	Annually, within 120 days after 12/31 of each year, commencing with the year ending 12/31/2022

2. Financial & Performance-Related Covenants

Borrower and Guarantor Covenants

Individual or Entity(ies) Required to Comply with Covenant	Financial Covenant	Frequency at Which Compliance Will Be Measured
Guarantors	Total combined Liquidity of all Guarantors not less than $2,000,000.00	Annually, as of 12/31 of each year, commencing with the year ending 12/31/2022
Guarantors	A minimum combined Net Worth of $50,000,000.00	Annually, as of 12/31 of each year, commencing with the year ending 12/31/2022

Performance-Related Covenants

Individual or Entity to Certify Compliance	Financial Covenant	Frequency at Which Compliance Will Be Measured
Borrower	A minimum Debt Yield Ratio of not less than 7.5%	As of 9/30/2023
Borrower	A minimum Debt Yield Ratio of not less than 8.5%	As of 9/30/2024
Borrower	The percentage of Park-Owned Homes at the Project shall be no greater than 35%	As of 9/30/2023 and 9/30/2024

Interim Loan Agreement	Exhibit G, page 1

EXHIBIT H

Borrower’s Certificate of Compliance

KeyBank National Association
1140 19th Street NW, Suite 600

Washington, DC 20036

Attn: Eric Jones

Re:	Interim Loan Agreement dated as of September 14, 2022 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), among TIMBERVIEW MHP LLC and STATESVILLE MHP LLC (collectively, “Borrower”), and KEYBANK NATIONAL ASSOCIATION (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this Certificate of Compliance (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, being the Authorized Representative designated in the Agreement, hereby certifies to Lender that the information provided in this Certificate, including each of the calculations listed below, and all information in the attached schedules, is true, correct, and complete in all material respects as of the last day of the reporting period, and as of the last day of the fiscal periods for the financial statements submitted to Lender in connection herewith.

The undersigned hereby further certifies to Lender that:

1. Compliance with Financial Covenants. As shown below, Borrower is in full compliance with the Financial Covenants contained in the Agreement.

A.	COVENANT: Debt Yield Ratio of not less than [7.5% / 8.5%], tested as of [September 30, 2023 / September 30, 2024]

Borrower’s Calculation:

Debt Yield Ratio = Net Operating Income /Commitment Amount

●	Net Operating Income = Gross Revenues from base rent for a trailing three (3) month period, annualized, plus all other Gross Revenues for a trailing twelve (12) month period – Operating Expenses for a trailing twelve (12) month period = ______________

●	Commitment Amount = ___________________

Debt Yield Ratio = __________% for period ending __________.

Compliance? (Yes or No) __________

B.	COVENANT: Park-Owned Homes not to exceed 35%, tested as of September 30, 2023 and September 30, 2024

Borrower’s Calculation:

Total Number of Mobile Homes = ___________

Park-Owned Homes = _____________

Park-Owned Homes = __________ % for period ending __________.

Compliance? (Yes or No) __________

Interim Loan Agreement	Exhibit H, page 1

2. Review of Condition. The undersigned has reviewed the terms of the Agreement, including the representations, warranties, and covenants of Borrower and each Guarantor set forth in the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower and each Guarantor through the applicable reporting periods.

3. Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of Borrower and each Guarantor contained in the Loan Documents, including those contained in the Agreement, the Limited Recourse Guaranty, are true and accurate in all material respects as of the date hereof, and were true and accurate in all material respects at all times during the reporting period, except as expressly noted on Schedule A hereto.

4. Covenants. To the undersigned’s actual knowledge, during the reporting period, Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed, or satisfied by Borrower, except as expressly noted on Schedule A hereto.

5. No Event of Default. To the undersigned’s actual knowledge, no Default or Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

This Certificate is executed by the undersigned this __________ day of__________.

TIMBERVIEW MHP LLC
STATESVILLE MHP LLC,
each a North Carolina limited liability company

By:
Name:
Its Authorized Representative

Interim Loan Agreement	Exhibit H, page 2

SCHEDULE A

TO

CERTIFICATE OF COMPLIANCE

Exceptions to financial covenants:

Interim Loan Agreement	Exhibit H, page 3

EXHIBIT I

Form of Extension Request

KeyBank National Association
1140 19th Street NW, Suite 600

Washington, DC 20036

Attn: Eric Jones

Ladies and Gentlemen:

This Extension Request (this “Request”) is executed and delivered by Timberview MHP LLC and Statesville MHP LLC, each a North Carolina limited liability company (“Borrower”), to KeyBank National Association, a national banking association (“Lender”), pursuant that certain Interim Loan Agreement dated as of September 14, 2022, entered into by and between Borrower and Lender (as it may be amended, modified, supplemented, restated or amended and restated from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

Borrower hereby notifies Lender of its election to extend the Initial Maturity Date to September 13, 2026 (the “Extension”). The Extension Fee is $7,345.00.

In connection with the Extension elected hereby, Borrower hereby represents, warrants, and certifies to Lender that:

(a)	This Request is being delivered not more than sixty (60) days nor less than thirty (30) days prior to the current Maturity Date.

(b)	No Default or Event of Default exists and is continuing as of the date hereof.

(c)	Borrower and Guarantor have provided Lender current financial statements, certified as correct by Borrower and Guarantor, evidencing no Material Adverse Change in Borrower’s or Guarantor’s financial condition.

(d)	The Debt Service Coverage Ratio for the Project is 1.25:1.00.

Borrower shall promptly notify Lender if any event occurs between the date of this Request and the date of the Extension which could reasonably be expected to result in a Material Adverse Change.

Borrower acknowledges and understands that the Extension is subject to satisfaction of all conditions to extension set forth in the Loan Agreement, which shall be determined by Lender.

The undersigned, being the Authorized Representative designated in the Loan Agreement, certifies, represents, and warrants to Lender that the statements made in this Request, and the information provided to Lender in connection with this Request, are true and correct in all material respects.

Interim Loan Agreement	Exhibit I, page 1

TIMBERVIEW MHP LLC
Date ____________________________	STATESVILLE MHP LLC,
each a North Carolina limited liability company

By:
Name:
Its Authorized Representative

Interim Loan Agreement	Exhibit I, page 2

EXHIBIT J

Post-Closing Addendum

Borrower: Timberview MHP LLC and Statesville MHP LLC

Project: NC MHPC Portfolio

Loan Amount: $2,938,000.00

Borrower has requested that Lender defer certain conditions precedent to the Closing of the Loan, and Lender is willing to do so on the terms and subject to the conditions of this Addendum. This Addendum shall be sufficient to modify and supplement the Loan Agreement. Except as modified or supplemented herein, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms.

The parties agree as follows:

1. Within twenty-four (24) months after the Closing Date, Borrower shall pave over existing gravel roadway located at the Timber View portion of the Project with asphalt and install gravel pad off-street parking.

2. Within twelve (12) months after the Closing Date, Borrower shall complete the following Immediate Repairs as more particularly described in the Property Inspection Report:

Statesville Estates:

Interim Loan Agreement	Exhibit J, page 1

Timber View:

Interim Loan Agreement	Exhibit J, page 2

EXHIBIT K

Tenant Estoppel Certificate

See attached.

Interim Loan Agreement	Exhibit K, page 1

TENANT ESTOPPEL CERTIFICATE

To: KeyBank National Association, its successors, participants, and assigns (collectively, “Lender”)

Re: Lease pertaining to ________________________ (the “Project”)

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states and declares as follows:

1.	Tenant is the lessee under that certain lease (the “Lease”) pertaining to the Project which is dated _______.

2.	The name of the current landlord is: _________________ (the “Landlord”).

3.	The Lease is for the following portion of the Project ______________________________(the “Demised Premises”) (if the entire Project, so state).

4.	The Lease has not been modified or amended except by the following documents (if none, so state): _________.

5.	The initial term of the Lease commenced on _________, 2____ and shall expire on ______, 2_____, unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): ______________.

6.	The Lease, as it may have been modified or amended, contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.

7.	As of the date hereof, Tenant is occupying the Demised Premises and is paying rent on a current basis under the Lease.

(a)	The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is $______ per month.

(b)	Percentage rent (“Percentage Rent”), if any, due under the Lease has been paid through _________ and the amount of Percentage Rent for the last period paid was $________.

(c)	Common area maintenance, taxes, insurance and other charges (the “Reimbursables”), if any, due under the Lease have been paid through _________, 2____.

8.	Tenant has accepted possession of the Demised Premises, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution toward work to be performed by Tenant under the Lease, except as follows (if none, so state): ______________.

9.	The Demised Premises shall be expanded by the addition of the following space on the following dates (if none, so state): _____________________.

Interim Loan Agreement	Exhibit K, page 2

10.	No default or event that with the passage of time or notice would constitute a default (collectively, a “Default”) on the part of Tenant exists under the Lease in the performance of the terms, covenants, and conditions of the Lease required to be performed on the part of Tenant.

11.	To the best of Tenant’s knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants, and conditions of the Lease required to be performed on the part of Landlord.

12.	Tenant has no option or right to purchase all or any part of the Project.

13.	Tenant has not assigned, sublet, transferred, hypothecated, or otherwise disposed of its interest in the Lease and/or the Demised Premises, or any part thereof.

14.	Neither the Lease, nor any obligations of Tenant thereunder, have been guaranteed by any person or entity, except as follows (if none, so state): ______________________.

15.	No hazardous substances are being generated, used, handled, stored, or disposed of by Tenant on the Demised Premises or on the Project in violation of any applicable laws, rules, or regulations or the terms of the Lease.

16.	No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, or Reimbursables, if any, which are not yet due and payable.

17.	No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $_____ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

18.	Tenant has no defense as to its obligations under the Lease and asserts no set-off, claim or counterclaim against Landlord.

19.	Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state): ______________.

20.	Tenant understands and acknowledges that (i) Lender is making a loan to Landlord (the “Loan”) and will receive, as part of the security for the Loan, a security instrument in the form of a mortgage or deed of trust and assignment of leases and rents, encumbering Landlord’s interest in the Project and the rents, issues, and profits of the Project (the “Security Instrument”), and (ii) Lender, and persons or entities to whom the Security Instrument may subsequently be assigned, are relying upon the representations and warranties contained herein in making the Loan. Further, Tenant has received notice that the Lease and the rent and all other sums due thereunder have been assigned or are to be assigned to Lender as security for the Loan. If Lender notifies Tenant of a default under the Security Instrument and demands that Tenant pay its rent and all other sums due under the Lease to Lender, Tenant shall honor such demand without inquiry and pay its rent and all other sums due under the Lease directly to Lender or as otherwise required pursuant to such notice, and Tenant shall not thereby incur any obligation or liability to Landlord.

21.	The undersigned represents and warrants to Lender that he/she is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

Interim Loan Agreement	Exhibit K, page 3

22.	This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,

TENANT:

_____________________________,
a ____________________________

By
Name:
Title:

Interim Loan Agreement	Exhibit K, page 4

EXHIBIT L

Loan Administration Authorization

This is a Loan Administration Authorization (“Loan Administration Authorization”) for certain Administrative Authorized Representative(s) (as listed below) to verbally confirm certain Administrative Actions (as defined below) with respect to the Loan, which items shall not require authorization from an Authorized Representative of Borrower.

This Loan Administration Authorization is being entered into pursuant to that Interim Loan Agreement by and between KeyBank National Association, a national banking association, (“Lender”) and the undersigned “Borrower”, dated September 14, 2022 (the “Loan Agreement”). All terms used, but not defined, herein shall have the meanings assigned to them in the Loan Agreement.

This Loan Administration Authorization is effective for all Administrative Actions required after the date of the Loan Agreement until Lender is notified in writing of its modification or termination by an Authorized Representative of Borrower.

Lender is hereby authorized to accept verbal confirmation from any one (1) of the following individuals (each an “Administrative Authorized Representative”) for Administrative Actions:

Full Name	Position	Phone Number	Email Address

As used herein, “Administrative Actions” shall include the following:

●	Instructions for delivery of Borrower’s funds held in escrow, impound, and restricted collateral accounts.

●	Changes to any billing, servicing, administration, and draw contact information, including address, phone number and email address changes, related to Borrower or the Loan.

●	Providing wire instructions or ACH/DDA instructions on behalf of Borrower.

Interim Loan Agreement	Exhibit L, page 1

Dated as of ____________.

BORROWER:

TIMBERVIEW MHP LLC,
a North Carolina limited liability company

By:	Manufactured Housing Properties, Inc., a Nevada corporation, its sole member and manager

By:
Jay Wardlaw III, President

STATESVILLE MHP LLC,
a North Carolina limited liability company

By: Manufactured Housing Properties, Inc., a Nevada corporation, its sole member and manager

By:
Jay Wardlaw III, President

Interim Loan Agreement	Exhibit L, page 2

EXHIBIT M

Schedule of Principal Payments

No.	Beginning Balance	Principal	Ending Balance
1	$2,938,000.00	$2,924.79	$2,935,075.21
2	$2,935,075.21	$2,939.42	$2,932,135.79
3	$2,932,135.79	$2,954.12	$2,929,181.67
4	$2,929,181.67	$2,968.89	$2,926,212.79
5	$2,926,212.79	$2,983.73	$2,923,229.06
6	$2,923,229.06	$2,998.65	$2,920,230.41
7	$2,920,230.41	$3,013.64	$2,917,216.76
8	$2,917,216.76	$3,028.71	$2,914,188.05
9	$2,914,188.05	$3,043.85	$2,911,144.20
10	$2,911,144.20	$3,059.07	$2,908,085.13
11	$2,908,085.13	$3,074.37	$2,905,010.76
12	$2,905,010.76	$3,089.74	$2,901,921.02

Interim Loan Agreement	Exhibit M, page 1